AGREEMENT AND PLAN OF MERGER
dated as of January 17, 2007

by and among

BROOKFIELD ASSET MANAGEMENT INC.

THE MILLS CORPORATION,

THE MILLS LIMITED PARTNERSHIP,

and

SUCH OTHER PERSONS THAT BECOME SIGNATORIES HERETO
PURSUANT TO THE TERMS HEREOF

TABLE OF CONTENTS

			Page

ARTICLE I
THE MERGERS

Section	1.1	The Mergers	2
Section	1.2	Closing	2
Section	1.3	Effective Times	3
Section	1.4	Tax Characterizations	3
Section	1.5	Organization of Holdings, Purchaser Sub and Purchaser LP;
		Organizational Documents	3
Section	1.6	Managing Member and Officers of the Surviving Company;
		General Partner of the Surviving Partnership	5
Section	1.7	Further Assurances	5
Section	1.8	Restructuring	6

ARTICLE II
EFFECTS OF THE MERGERS; EXCHANGE OF
CERTIFICATES

Section	2.1	Merger Consideration	7
Section	2.2	Partnership Merger Consideration	8
Section	2.3	Stock Election	9
Section	2.4	Proration	12
Section	2.5	Roll-Over Election	12
Section	2.6	Preferred Stock and Preferred Units	14
Section	2.7	Company Options; Company SARs; Restricted Shares	15
Section	2.8	Dissenting Shares	15
Section	2.9	Fractional Shares	16
Section	2.10	Exchange of and Payment for Securities	16
Section	2.11	Adjustments to Prevent Dilution	20

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE
COMPANY AND THE OPERATING PARTNERSHIP

Section	3.1	Organization and Good Standing	21
Section	3.2	Subsidiaries	22
Section	3.3	Capitalization	22
Section	3.4	Authority; No Violations	24
Section	3.5	Governmental Approvals and Notices	25
Section	3.6	Company SEC Documents; Financial Statements	26
Section	3.7	Absence of Certain Changes	28
Section	3.8	No Undisclosed Material Liabilities	28
Section	3.9	Compliance with Applicable Laws	28

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Section	3.10	Litigation	29
Section	3.11	Taxes	29
Section	3.12	Pension and Benefit Plans; ERISA	32
Section	3.13	Labor and Employment Matters	34
Section	3.14	Intangible Property	35
Section	3.15	Environmental Matters	35
Section	3.16	Real Property	37
Section	3.17	Insurance	39
Section	3.18	Material Contracts	39
Section	3.19	Opinion of Financial Advisor	39
Section	3.20	Brokers	40
Section	3.21	Inapplicability of Takeover Statutes and Certain Charter and
		Bylaw Provisions	40
Section	3.22	Registration Statement and Proxy Statement/Prospectus	40
Section	3.23	Investment Company Act of 1940	41

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE
PURCHASER PARTIES

Section	4,1	Organization and Good Standing	41
Section	4.2	Authority; No Violations	42
Section	4.3	Governmental Approvals and Notices	43
Section	4.4	Availability of Funds	44
Section	4.5	Brokers	44
Section	4.6	Litigation	44
Section	4.7	Ownership of Company Common Shares or LP Units	44
Section	4.8	Investigation	44

ARTICLE V
COVENANTS

Section	5.1	Conduct of Business by the Company	45
Section	5.2	Preparation of Proxy Statement and Registration Statement;
		Stockholders’ Meeting	51
Section	5.3	No Solicitation of Transactions	53
Section	5.4	Board Actions	55
Section	5.5	Access to Information; Confidentiality and Confidentiality
		Agreement	56
Section	5.6	Efforts	56
Section	5.7	Tax Matters	57
Section	5.8	Public Announcements	58
Section	5.9	Employee Arrangements	59
Section	5.10	Indemnification; Directors’ and Officers’ Insurance	60
Section	5.11	Tax Returns	62
Section	5.12	Goldman Sachs Loan Assignment	63
Section	5.13	Pre-Acquisition Restructuring	63

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Section	5.14	Comfort Letter	65
Section	5.15	Compliance with the Securities Act	65
Section	5.16	Notices of Certain Events	65

ARTICLE VI
CONDITIONS PRECEDENT

Section	6.1	Conditions to Each Party’s Obligation to Effect the Mergers	66
Section	6.2	Conditions to Obligations of Purchaser Parties	67
Section	6.3	Conditions to Obligations of the Company and the Operating
		Partnership	68

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section	7.1	Termination	69
Section	7.2	Break-Up Fees and Expenses	70
Section	7.3	Effect of Termination	73
Section	7.4	Amendment	73
Section	7.5	Extension; Waiver	73

ARTICLE VIII
GENERAL PROVISIONS

Section	8.1	Nonsurvival of Representations and Warranties	73
Section	8.2	Notices	74
Section	8.3	Interpretation	75
Section	8.4	Specific Performance	75
Section	8.5	Counterparts	75
Section	8.6	Entire Agreement; Third-Party Beneficiaries	75
Section	8.7	Governing Law	76
Section	8.8	Assignment	76
Section	8.9	Severability	76
Section	8.10	Exhibits; Disclosure Letters	76
Section	8.11	Mutual Drafting	77
Section	8.12	Jurisdiction; Venue	77
Section	8.13	Waiver of Trial by Jury	77

ARTICLE IX
CERTAIN DEFINITIONS

Section	9.1	Certain Definitions	78

Exhibit A		Form of Loan Assignment
Exhibit B		Form of Tax Opinion
Exhibit C		Company Knowledge Persons
Exhibit D		Parent Knowledge Persons

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AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER, dated as of January 17, 2007 (this “Agreement”), is by and among BROOKFIELD ASSET MANAGEMENT INC., an Ontario corporation (“Parent”), THE MILLS CORPORATION, a Delaware corporation (the “Company”), THE MILLS LIMITED PARTNERSHIP, a Delaware limited partnership and the Company’s operating partnership (the “Operating Partnership”), and such other Persons that become signatories hereto pursuant to the terms hereof.

RECITALS

          WHEREAS it is proposed that, on the terms and subject to the conditions set forth in this Agreement, the Company and Purchaser Sub shall engage in the Merger, pursuant to which each of the issued and outstanding shares of voting common stock, par value $0.01 per share, of the Company (the “Company Common Shares”) shall be converted into the right to receive the Merger Consideration;

          WHEREAS it is proposed that, on the terms and subject to the conditions set forth in this Agreement, the Operating Partnership and Purchaser LP shall engage in the Partnership
Merger, pursuant to which each of the common units of limited partnership interest in the Oper-
ating Partnership (“LP Units”) shall be converted into the right to receive the Merger Considera-
tion or, to the extent provided herein, to retain an interest in the Operating Partnership or its business and assets;

          WHEREAS the respective boards of directors of the Company, Parent, Holdings and Purchaser Sub have each determined that the Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of their respective stockholders and have approved this Agreement and the transactions contemplated by this Agreement, includ-
ing the Merger;

          WHEREAS the Company, as the general partner of the Operating Partnership, and Purchaser Sub, as the general partner of Purchaser LP, have each approved, on behalf of the
Operating Partnership and Purchaser LP, respectively, this Agreement and the transactions con-
templated by this Agreement, including the Partnership Merger;

          WHEREAS Goldman Sachs Mortgage Company, as Administrative Agent, Col-
lateral Agent and Lead Arranger of the Goldman Sachs Loan, has consented to the Company’s and the Operating Partnership’s execution and delivery of this Agreement, and to the transactions contemplated by this Agreement; and

          WHEREAS the parties intend that, for U.S. federal and state income tax purposes,
(a) the Merger shall be treated as a taxable sale by the Company of all of the Company’s assets to one of the Purchaser Parties in exchange for (i) the Merger Consideration, (ii) the preferred units of limited liability company interests of the Surviving Company to be issued to the holders of the Company’s shares of preferred stock and (iii) the assumption of the Company’s liabilities, followed by a liquidating distribution pursuant to Section 331 and Section 562 of the Code of (A)
the Merger Consideration to the holders of Company Common Shares and (B) the preferred units of limited liability company interests of the Surviving Company to be issued to the holders of the

Company’s shares of preferred stock whose shares are exchanged therefor; and (b) subject to the last sentence of Section 5.13(a), the Partnership Merger shall, in the case of each holder of LP Units that receives consideration in the Partnership Merger other than common or preferred units of limited partnership interest in the Surviving Partnership in exchange for such holder’s LP Units, be treated as a taxable purchase of LP Units directly by Purchaser Sub, and in the case of each such holder, if any, that retains its LP Units in the Partnership Merger (such LP Units to remain outstanding as common or preferred units of limited partnership interest in the Surviving Partnership), not be treated as a realization or recognition event to such holder.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to conditions hereof, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
THE MERGERS

Section 1.1 The Mergers.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Merger Effective Time, the Company shall merge with and into Pur- chaser Sub (the “Merger ”), and the separate existence of the Company shall cease. Purchaser Sub shall continue as the surviving entity in the Merger (the “Surviving Com- pany”) and shall continue its existence under the laws of the State of Delaware, with all its rights, privileges, immunities, powers and franchises. Immediately after the Merger, the Surviving Company shall continue to be a wholly owned or majority-owned subsidi- ary of Parent. The Merger shall have the effects set forth in the General Corporation Law of the State of Delaware (the “DGCL ”) and the Limited Liability Company Act of the State of Delaware (the “DLLCA”) .

                  (b) Upon the terms and subject to the conditions set forth in this Agreement, at the Partnership Merger Effective Time, Purchaser LP shall merge with and, subject to the last sentence of Section 5.13(a), into the Operating Partnership (the “Partnership Merger” and together with the Merger, the “Mergers”), and the separate existence of Purchaser LP shall cease. The Operating Partnership shall continue as the surviving partnership in the Partnership Merger (the “Surviving Partnership”) and shall continue its existence under the laws of the State of Delaware, with all its rights, privileges, immunities, powers and franchises. Immediately after the Partnership Merger, the Surviving Partnership shall be a wholly owned or majority-owned subsidiary of the Surviving Company. The Partnership Merger shall have the effects set forth in the Delaware Revised Uniform Limited Partnership Act (the “DRULPA ”).

Section 1.2 Closing. The closing of the Mergers (the “Closing”) will take place at 10:00 a. m. , New York City time, on the third (3rd) Business Day after the satisfaction or waiver of all of the conditions (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (the date of the Closing being the “Closing Date”), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another time, date or place is agreed to in writing by the parties.

     Section 1.3 Effective Times. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, on the Closing Date, (a) the Company and Purchaser Sub shall execute and file the Company Certificate of Merger in accordance with, and shall make all other filings or recordings and take all such other action required with respect to the Merger under, the DGCL and DLLCA; and (b) the Operating Partnership and Purchaser LP shall execute and file the Partnership Certificate of Merger in accordance with, and shall make all other filings or recordings and take all such other action required with respect to the Partner- ship Merger under, the DRULPA. The Merger shall become effective when the Company Certificate of Merger has been accepted for record by the Delaware Secretary of State or at such other time as the parties shall agree and specify in the Company Certificate of Merger (the “Merger Effective Time”), and the Partnership Merger shall become effective when the Part- nership Certificate of Merger has been accepted for record with the Delaware Secretary of State or at such other time as the parties shall agree and specify in the Partnership Certificate of Merger (the “Partnership Merger Effective Time”), it being understood that the parties shall cause the Merger Effective Time and the Partnership Merger Effective Time to occur concur- rently and as soon as practicable after the Closing.

     Section 1.4 Tax Characterizations. Parent and the Company intend that, for U. S. federal and state income tax purposes, the Merger shall be treated as a taxable sale by the Company of all of the Company’s assets to one of the Purchaser Parties in exchange for (a) the Merger Consideration, (b) the preferred units of limited liability company interests of the Surviv- ing Company to be issued to the holders of the Company’s shares of preferred stock whose shares are exchanged therefor and (c) the assumption of the Company’s liabilities, followed by a liquidating distribution pursuant to Section 331 and Section 562 of the Code of (i) the Merger Consideration to the holders of Company Common Shares and (ii) the preferred units of limited liability company interests of the Surviving Company to be issued to the holders of the Company’s shares of preferred stock whose shares are exchanged therefor. This Agreement shall constitute a “plan of liquidation” of the Company for U. S. federal income tax purposes. Subject to the last sentence of Section 5.13(a), Parent and the Operating Partnership intend that, for U. S. federal and state income tax purposes, the Partnership Merger shall, in the case of each holder of LP Units that receives consideration other than common units of limited partnership interest in the Surviving Partnership in the Partnership Merger in exchange for such holder’s LP Units, be treated as a taxable purchase of LP Units directly by Purchaser Sub, and in the case of each such holder, if any, that retains its LP Units in the Partnership Merger (such LP Units to remain out- standing as common units of limited partnership interest in the Surviving Partnership), not be treated as a realization or recognition event to such holder.

Section 1.5 Organization of Holdings, Purchaser Sub and Purchaser LP; Organizational Documents.

                 (a) As promptly as practicable following the execution of this Agreement, Parent shall organize a new corporation (“Holdings” ) under the laws of the State of Delaware for the purpose of effectuating the transactions contemplated hereby. Hold-

ings shall be a direct or indirect wholly owned subsidiary of Parent. The certificate of incorporation and bylaws of Holdings shall be in such forms as determined by Parent as soon as practicable following the execution of this Agreement.

     (b)      As promptly as practicable following the execution of this Agreement and the organization of Holdings, Parent shall cause Holdings to organize a new limited liability company (“Purchaser Sub”) under the laws of the State of Delaware for the purpose of effectuating the Merger and the other transactions contemplated hereby. Purchaser Sub shall be a direct wholly owned subsidiary of Holdings. The certificate of formation and the limited liability company agreement of Purchaser Sub shall be in such forms as determined by Parent as soon as practicable following the execution of this Agreement.

     (c)       As promptly as practicable following the execution of this Agreement and the organization of Holdings and Purchaser Sub, Parent shall cause Purchaser Sub to organize a new limited partnership (“Purchaser LP”) under the laws of the State of Delaware for the purpose of effectuating the Partnership Merger and the other transactions contemplated hereby. Purchaser LP shall be a direct wholly owned subsidiary of Purchaser Sub. The limited partnership agreement of Purchaser LP shall be in such form as determined by Parent as soon as practicable following the execution of this Agree- ment.

     (d)       Unless otherwise agreed in writing between the Company and Parent:

                (i)       The certificate of formation of Purchaser Sub shall be the certificate of formation of the Surviving Company following the Merger Effective Time until amended in accordance with its terms and the DLLCA. The limited liability company agreement of Purchaser Sub shall be the limited liability com- pany agreement of the Surviving Company following the Merger Effective Time until amended in accordance with its terms and the DLLCA; provided that the limited liability company agreement of the Surviving Company shall provide for and permit the issuance, as of the Merger Effective Time, of the Mirror Series B Units, Mirror Series C Units, Mirror Series E Units, Mirror Series F Units and Mirror Series G Units (together, the “Mirror Units”), which Mirror Units shall have substantially the same rights, preferences, privileges and voting power as (and in no event shall any differences be materially adverse as compared to) those in the Series B Shares, Series C Shares, Series E Shares, Series F Shares and Se- ries G Shares, respectively, provided for under the applicable certificate of desig- nations immediately prior to the Merger (taking into account any modifications as a result of the Merger) and such other rights, preferences, privileges and voting power as required to be provided to the Mirror Units to comply with the certificate of designations of the applicable Preferred Stock.

               (ii) The limited partnership agreement of the Operating Partnership shall be the limited partnership agreement of the Surviving Partnership following the Partnership Merger Effective Time until amended in accordance with its terms and the DRULPA; provided that (1) in the event of the Public Hold ing Company Scenario, the limited partnership agreement of the Surviving Part- nership shall provide that each common unit of limited partnership interest in the Surviving Partnership shall be convertible into one share of Holdings Common Stock (instead of one Company Common Share), subject to customary anti- dilution adjustments, and (2) in the event of the Private Holding Company Sce- nario, the limited partnership agreement of the Surviving Partnership shall pro- vide for the preferred units of limited partnership interest of the Surviving Part- nership with terms as set forth in Section 2.5(a) .

                                    (iii)      The certificate of incorporation of Holdings shall be amended and restated immediately prior to the Merger Effective Time so that it has substantially the same terms as (and in no event shall any differences be mate rially adverse as compared to) those terms in the certificate of incorporation of the Company as in effect immediately prior to the Merger Effective Time (taking into account any modifications as a result of the Merger, but without the certificate of designations of the Preferred Shares and subject to Section 1.8(a)), until amended in accordance with its terms and the DGCL.

Section 1.6 Managing Member and Officers of the Surviving Company; General Partner of the Surviving Partnership.

                         (a)       The managing member of the Surviving Company immediately af- ter the Merger Effective Time shall be Holdings, until changed in accordance with the Surviving Company’s limited liability company agreement. The officers of the Surviving Company immediately after the Merger Effective Time shall consist of the officers of Purchaser Sub as of immediately prior to the Merger Effective Time, until their succes- sors shall have been duly elected or appointed, or until their death, resignation or removal from office in accordance with the Surviving Company’s limited liability company agreement.

                         (b)       The general partner of the Surviving Partnership immediately after the Partnership Merger Effective Time shall be the Surviving Company, until a successor shall have been duly elected or appointed, in accordance with the Surviving Partnership’s limited partnership agreement.

Section 1.7 Further Assurances.

                         (a)       As promptly as practicable following the formation of Holdings, Purchaser Sub and Purchaser LP, Parent shall cause and take all such actions as to ensure that (i) the directors of Holdings, the managing member of Purchaser Sub and the general partner of Purchaser LP ratify and approve this Agreement, (ii) the stockholders, limited liability members and limited partners of Holdings, Purchaser Sub and Purchaser LP, re- spectively, adopt this Agreement and (iii) each of Holdings, Purchaser Sub and Purchaser LP has authorized sufficient shares of their respective capital stock or equity interests, as appropriate, so as to effect the transactions contemplated by Article V of this Agreement.

(b) As promptly as practicable after the date hereof, the parties shall cause this Agreement to be amended to add Holdings, Purchaser Sub and Purchaser LP as parties hereto, and each such Person shall agree to become a constituent entity in its re-
spective merger under this Agreement.

(c) If at any time after the Effective Time the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either Purchaser
Sub or the Company, or (b) otherwise to carry out the purposes of this Agreement, the
Surviving Company and its proper officers and directors or their designees shall be au-
thorized to execute and deliver, in the name and on behalf of either of the Purchaser Sub and the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Purchaser Sub or the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving
Company’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Purchaser Sub or the Company and otherwise to carry out the purposes of this Agreement.

Section 1.8 Restructuring.

(a) If the Company reasonably believes that the issuance of Holdings
Common Stock in the Merger may cause the Closing not to occur prior to the Termina-
tion Date, then the Company may alter the transactions contemplated by this Agreement so that neither the Stock Consideration nor the Stock Election is available in the Merger, and solely the Per Share Cash Consideration will be issued in the Merger. If such altera-
tion is made, the covenants relating to the Registration Statement, and the condition set forth in Section 6.1(e), and such other covenants that are necessary solely for the issuance of the Stock Consideration, shall no longer be applicable.

(b) In the event that Parent, after consultation with KPMG, reasonably determines in good faith that the Merger, together with the transactions contemplated by
Section 5.13, could reasonably be expected not to result in a step-up in the basis of the assets of the Company and the Operating Partnership (assuming the Operating Partner-
ship has in effect or makes an election under Section 754 of the Code) for U.S. federal income tax purposes, then the Parent may require the transaction to be restructured in a manner that would, in the reasonable, good-faith judgment of Parent, better assure such tax treatment; provided, however, that any such restructuring shall (i) not affect the con-
sideration contemplated by this Agreement to be received by the holders of Company
Common Shares or the holders of LP Units, (ii) (x) result in the receipt by the holders of
Preferred Stock of securities that have substantially the same rights, preferences, privi-
leges and voting power as (and in no event shall any differences be materially adverse as compared to) those provided to the Series B Shares, Series C Shares, Series E Shares, Se-
ries F Shares and Series G Shares under the applicable certificate of designations, includ-
ing the same preferential rights to distributions or dividends, and in liquidation, as the se-
curities they are contemplated to receive under the terms hereof, (y) be in accordance with, and shall not contravene, in any material respect, the terms of the certificates of des-
ignation of the Preferred Shares and (z) not give rise to the requirement that the holders of any Preferred Shares approve the transaction as so restructured, (iii) not jeopardize, or delay in any material way, the Closing, and (iv) not require the Company or the Operat-
ing Partnership or any of their Subsidiaries to take any action in contravention of Law;
provided, further, that if the Company provides Parent with a written opinion from an in-
dependent tax advisor (which advisor is reasonably acceptable to Parent) to the effect that the Merger, together with the transactions contemplated by Section 5.13, should result in a step up in the basis of the assets of the Company and the Operating Partnership (assum-
ing the Operating Partnership has in effect or makes an election under Section 754 of the
Code) for U.S. federal income tax purposes, then Parent shall not be permitted to require that the transaction be so restructured. In the event that the transaction is restructured, none of the representations, warranties or covenants of the Company and the Operating
Partnership shall be deemed to apply to, or deemed breached or violated by, any transac-
tion requested by Parent pursuant to this Section 1.8(b) .

(c) Parent and the Company may mutually agree to restructure the transactions contemplated by this Agreement so that Parent or a wholly owned Subsidiary conduct a tender offer to acquire all Company Common Shares. Such tender offer could be an offer to acquire Company Common Shares solely for cash equal to the Per Share
Cash Consideration.

ARTICLE II

EFFECTS OF THE MERGERS; EXCHANGE OF CERTIFICATES

Section 2.1 Merger Consideration.

(a) At the Merger Effective Time, by virtue of the Merger and without any further action on the part of any party hereto or any holder of capital stock of the
Company:

(i) each Company Common Share issued and outstanding im-
mediately prior to the Merger Effective Time that is owned by the Company as treasury stock or by Parent or any of its wholly owned Subsidiaries (other than, in each case, shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto; and

(ii) each Company Common Share issued and outstanding im-
mediately prior to the Merger Effective Time, other than (A) Company Common
Shares cancelled pursuant to Section 2.1(a)(i) and (B) shares that are owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Shares”), shall automatically be converted into the right to receive either an amount in cash equal to $21.00 per share (the “Per Share Cash Consideration”) or one (the “Exchange Ratio”) val-

idly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of Holdings (each such share being a share of “Holdings Common
Stock”) (the “Stock Consideration”), in each case as determined pursuant to and subject to the limitations set forth in Section 2.3 and Section 2.4. The Per Share
Cash Consideration and the Stock Consideration are together referred to herein as the “Merger Consideration”. The shares of the Holdings Common Stock issued in the Merger shall be listed on a U.S. national securities exchange and shall be registered under Section 12 of the Exchange Act (but only so long as any re-
quirements of such exchange with respect to number of holders or similar re-
quirements have been satisfied). At any time prior to the date of the Company
Stockholder Meeting, Parent may, in its sole and absolute discretion, increase ei-
ther the Per Share Cash Consideration or the Exchange Ratio or both.

(b) The shares of common stock of Purchaser Sub outstanding imme-
diately prior to the Merger Effective Time will, at the Merger Effective Time, remain outstanding and will constitute all of the issued and outstanding shares of common stock of the Surviving Company immediately after the Merger Effective Time.

(c) At the Merger Effective Time, all Company Common Shares
(other than Dissenting Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Common Share Certifi-
cate shall cease to have any rights with respect thereto, except the right to receive the
Merger Consideration to be paid in consideration therefor upon the surrender of such
Common Share Certificates in accordance with Section 2.10.

(d) The capitalization (including number of outstanding shares) of
Holdings will be adjusted (through stock split or otherwise) so that, as of the Merger Ef-
fective Time, the number of shares of Holdings Common Stock that shall be issued and outstanding shall be equal to (i) the sum of the aggregate number of Company Common
Shares and LP Units that will be converted in the Merger and the Partnership Merger, re-
spectively, into the right to receive the Per Share Cash Consideration pursuant to Section
2.1(a)(ii) or Section 2.2(a)(i), plus the aggregate number of Dissenting Shares, plus the aggregate number of Company Common Shares held by Parent or any of its wholly owned Subsidiaries that were cancelled pursuant to Section 2.1(a)(i) (such sum, the
“Parent Interest”), plus (ii) the aggregate number of Company Common Shares and LP
Units that will be converted in the Merger and the Partnership Merger, respectively, into the right to receive the Stock Consideration pursuant to Section 2.1(a)(ii) and Section
2.2(a)(i), respectively. As of the Merger Effective Time, Parent or a wholly owned or majority owned Subsidiary of Parent shall hold a number of shares of Holdings Common
Stock equal to the Parent Interest.

Section 2.2 Partnership Merger Consideration.

(a) At the Partnership Merger Effective Time, by virtue of the Partner-
ship Merger and without any further action on the part of any party hereto or the holders of any Partnership Units:

(i) each LP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time, other than (A) any LP Unit that is owned by Parent, the Company or any of their respective direct or indirect Subsidiaries
(unless such LP Unit is in a trust account, managed account, custodial account or similar account and is beneficially owned by a third party) and (B) any LP Unit owned of record by an Electing Holder and with respect to which a Roll-Over
Election has been made, shall, subject to Section 2.3 and Section 2.4, automati-
cally be converted into the right to receive the Merger Consideration;

(ii) each LP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time that is (A) owned by Parent, the Company or any of their respective direct or indirect Subsidiaries (other than, in each case, such LP Units in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) or (B) owned of record by an
Electing Holder and with respect to which a Roll-Over Election has been made shall remain outstanding as a common unit of limited partnership interest in the
Surviving Partnership; provided, however, that in the Private Holding Company
Scenario such LP Units owned of record by an Electing Holder shall be converted into preferred units of limited partnership interest in the Surviving Partnership as contemplated by Section 2.5(a) (the Merger Consideration and the common unit
(or preferred unit, if applicable) of limited partnership interest in the Surviving
Partnership are together referred to herein as the “Partnership Merger Consid-
eration”); and

(iii) all of the common units of limited partnership interest of
Purchaser LP outstanding immediately prior to the Partnership Merger Effective
Time shall automatically be converted into the right to receive a number of com-
mon units of limited partnership interest in the Surviving Partnership equal to the number of LP Units that were converted into the right to receive the Merger Con-
sideration pursuant to Section 2.2(a)(i) .

(b) The general partnership interest of the Operating Partnership held by the Company shall remain outstanding and constitute the only outstanding general partnership interest in the Surviving Partnership immediately following the Partnership
Merger.

Section 2.3 Stock Election.

(a) Subject to Section 2.4, each holder of Company Common Shares
(other than holders of such shares that are to be canceled pursuant to Section 2.1(a)(i) and other than the holders of Dissenting Shares) and each holder of LP Units (other than holders of such units that are to remain outstanding or be converted into preferred units pursuant to Section 2.2(a)(ii)) shall be entitled to submit a request specifying (i) the num-
ber of Company Common Shares or LP Units, as the case may be, which such holder de-
sires to have converted into the right to receive the Per Share Cash Consideration in the
Merger or the Partnership Merger (such request with respect to Company Common
Shares or LP Units, a “Cash Election”) and (ii) the number of Company Common Shares or LP Units which such holder desires to have converted into the right to receive the
Stock Consideration in the Merger or the Partnership Merger (such request with respect to Company Common Shares or LP Units, a “Stock Election”). Any Cash Election or
Stock Election is referred to herein as a “Cash/Stock Election”. All such Cash/Stock
Elections shall be made on a form specified by Parent and reasonably acceptable to the
Company for that purpose (a “Cash/Stock Election Form”). Holders of record of Com-
pany Common Shares who hold such Company Common Shares as nominees, trustees or in other representative capacities may submit multiple Cash/Stock Election Forms, pro-
vided that such nominee, trustee or representative certifies that each such Cash/Stock
Election Form covers all Company Common Shares held for a particular beneficial owner.

(b) Parent shall cause the Exchange Agent to mail to each holder of record of Company Common Shares as of the record date for the Company Stockholder
Meeting, together with the Proxy Statement/Prospectus pursuant to Section 5.2(c), (i) a
Cash/Stock Election Form, (ii) a letter of transmittal in customary form (a “Letter of
Transmittal”) that shall specify that delivery shall be effected and risk of loss and title to the certificates representing Company Common Shares (each, a “Common Share Cer-
tificate”) shall pass only upon delivery of the Common Share Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.10(g)) to the Exchange Agent and (iii)
instructions for use in effecting the surrender of the Common Share Certificates (or affi-
davits of loss in lieu thereof in accordance with Section 2.10(g)) in exchange for the
Merger Consideration. Parent shall also cause the Exchange Agent to mail to each holder of LP Units, at the same time that the Proxy Statement/Prospectus is mailed to the holders of Company Common Shares, (A) a Cash/Stock Election Form, (B) a letter of transmittal or certificate (a “Unitholder Letter of Transmittal”) that shall certify to Parent and to the Exchange Agent the number of LP Units held by such holder and (C) instructions for use in effecting the delivery of the Unitholder Letter of Transmittal to receive the Merger
Consideration. The forms of the Letter of Transmittal, Unitholder Letter of Transmittal
and instructions shall be reasonably agreed upon by Parent and the Company. The Com-
pany shall use commercially reasonable efforts to mail or otherwise make available the
Cash/Stock Election Form and a Letter of Transmittal to all persons who become record holders of Company Common Shares during the period between the record date for the
Company Stockholders Meeting and the Cash/Stock Election Deadline.

(c) Cash/Stock Elections shall be made by holders of Company Com-
mon Shares or LP Units by delivering the Cash/Stock Election Form to the Exchange
Agent (it being understood that the Cash/Stock Election Form may be combined with the
Letter of Transmittal and/or the Unitholder Letter of Transmittal in one document). To be effective, a Cash/Stock Election Form must be properly completed, signed and submitted to the Exchange Agent by no later than the date and time set forth in the Cash/Stock Elec-
tion Form (the “Cash/Stock Election Deadline”), which Cash/Stock Election Deadline shall be no later than 5:00 p.m. (New York City time) on the Business Day preceding the date of the Company Stockholders Meeting. The Cash/Stock Election Form shall be ac-
companied by (i) a properly completed and signed Letter of Transmittal or Unitholder
Letter of Transmittal, as applicable, and (ii) only in the case of holders of Company
Common Shares, (A) the Common Share Certificates representing the Company Com-

mon Shares as to which the Cash/Stock Election is being made or (B) an appropriate guarantee of delivery of such Common Share Certificates as set forth in such Cash/Stock
Election Form from a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States; provided that such
Common Share Certificates are in fact delivered to the Exchange Agent within three New
York Stock Exchange (“NYSE”) trading days after the date of execution of such guaran-
tee of delivery (a “Guarantee of Delivery”). Failure to deliver Common Share Certifi-
cates covered by any Guarantee of Delivery within three (3) NYSE trading days after the date of execution of such Guarantee of Delivery shall be deemed to invalidate any other-
wise properly made Cash Election or Stock Election.

(d) The Exchange Agent will have the discretion to determine whether
Cash/Stock Election Forms have been properly and timely completed, signed and submit-
ted or revoked and to disregard immaterial defects in Cash/Stock Election Forms. The good-faith decision of the Exchange Agent in such matters shall be conclusive and bind-
ing; provided that the Exchange Agent may, in its discretion, seek guidance from both
Parent and the Company in connection therewith. Neither Parent nor the Company nor the Exchange Agent will be under any obligation to notify any person of any defect in a
Cash/Stock Election Form submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by Section 2.4 and all such computations shall be conclusive and binding on the holders of Company Common Shares in the absence of manifest error. Any Cash/Stock Election Form may be changed or revoked prior to the
Cash/Stock Election Deadline. In the event a Cash/Stock Election Form is revoked prior to the Cash/Stock Election Deadline, the Company shall, or shall cause the Exchange
Agent to, cause the Certificates representing the Company Common Shares covered by such Cash/Stock Election Form to be promptly returned without charge to the Person submitting the Cash/Stock Election Form upon written request to that effect from such
Person.

(e) For the purpose hereof, unless waived by Parent in its sole and ab-
solute discretion, a holder of Company Common Shares or LP Units that (A) does not submit a properly completed and signed Cash/Stock Election Form that is received by the
Exchange Agent prior to the Cash/Stock Election Deadline (including a holder who sub-
mits and then revokes such holder’s Cash/Stock Election Form and does not resubmit a
Cash/Stock Election Form which is timely received by the Exchange Agent), or (B) sub-
mits a Cash/Stock Election Form without the corresponding Common Shares Certificates or a Guarantee of Delivery, or (C) submits a Cash/Stock Election Form that is defective in any manner such that the Exchange Agent cannot reasonably determine the election preference of the holder submitting such Cash/Stock Election Form, shall be deemed to have made a “Non-Election”.

(f) Each Company Common Share or LP Unit that is subject to a Non-
Election shall be deemed for all purposes of this Article II to be subject to a Cash Elec-
tion; accordingly, each Company Common Share or LP Unit subject to a Non-Election or to a valid Cash Election shall be converted in the Merger or the Partnership Merger, as the case may be, into the Per Share Cash Consideration.

(g) The rights of holders of Dissenting Shares shall be determined in accordance with Section 262 of Delaware Law and as provided in Section 2.8.

Section 2.4 Proration.

(a) The determination of whether Company Common Shares (other than Company Common Shares that are to be canceled pursuant to Section 2.1(a)(i)) or the LP Units shall be converted in the Merger or the Partnership Merger, as the case may be, into the Per Share Cash Consideration or the Stock Consideration shall be made as set forth in this Section 2.4.

(b) Each Company Common Share or LP Unit that is subject to a Cash
Election (or, pursuant to Section 2.3(f), deemed subject to a Cash Election) shall be con-
verted in the Merger or the Partnership Merger, as the case may be, into the Per Share
Cash Consideration. As is more fully set forth below, the aggregate number of Company
Common Shares and LP Units to be converted in the Merger into the right to receive the
Stock Consideration shall in no event result in the issuance to holders of Company Com-
mon Shares or LP Units of an aggregate number of shares of Holdings Common Stock in excess of the Maximum Holdings Common Share Amount.

(c) If Stock Elections are received for a number of Company Common
Shares and LP Units which, after giving effect to the Merger or the Partnership Merger, as the case may be, would result in the issuance of more than the Maximum Holdings
Common Share Amount, then each Company Common Share and LP Unit for which a valid Stock Election has been received shall be converted in the Merger or the Partner-
ship Merger, as the case may be, into the Stock Consideration in the following manner:
for each valid Stock Election, the number of Company Common Shares or LP Units cov-
ered by such Stock Election that shall receive the Stock Consideration shall be the total number of Company Common Shares and LP Units covered by such Stock Election mul-
tiplied by the Stock Election Proration Factor. Each Company Common Share or LP
Unit covered by a Stock Election, if not converted into the right to receive the Stock Con-
sideration in accordance with this Section 2.4(c), shall be converted into the right to re-
ceive the Per Share Cash Consideration.

(d) Notwithstanding anything to the contrary in this Agreement, if
Stock Elections are received for a number of Company Common Shares or LP Units that, after giving effect to the Merger and the Partnership Merger, would result in the issuance of less than the Minimum Holdings Common Share Amount, each Company Common
Share or LP Unit (other than LP Units with respect to which a valid and timely Roll-Over
Election has been made) shall be converted in the Merger or the Partnership Merger, as the case may be, into the Per Share Cash Consideration.

Section 2.5 Roll-Over Election.

(a) Each Eligible Holder may, at such holder’s sole discretion, elect
(each a “Roll-Over Election”) to continue as a limited partner of the Surviving Partner-
ship, in accordance with the terms of the partnership agreement of the Surviving Partner-

13

ship, as follows: (i) if any Company Common Shares are converted into Stock Considera tion in the Merger pursuant to Section 2.3 and Section 2.4 (the “Public Holding Com-
pany Scenario”), Eligible Holders may make a Roll-Over Election to receive common units of limited partnership interest, with substantially the same rights, preferences, privi-
leges and voting power as those of the LP Units (it being understood that such common units of limited partnership interest shall be convertible into Holding Common Stock in-
stead of Company Common Shares); (ii) if no Company Common Shares are converted into Stock Consideration in the Merger pursuant to Section 2.3 and Section 2.4 (the “Pri-
vate Holding Company Scenario”), Eligible Holders may make a Roll-Over Election to receive preferred units of limited partnership interest in customary form with a liquida-
tion preference per unit equal to the Per Share Cash Consideration entitling the holder to preferential distributions at 6.00% per annum of such liquidation preference (the “Cou-
pon Amount”), carrying a right to be redeemed at the election of the holder of the pre-
ferred unit for cash at its liquidation preference plus accrued and unpaid Coupon
Amounts at any time upon reasonable notice after the earlier of (1) the three-year anni-
versary of the Partnership Merger Effective Time and (2) the occurrence of any event that would result in an allocation of income or gain in excess of the Coupon Amount to such holder for tax purposes with respect to such preferred units, and providing the Surviving
Company with a right to redeem such preferred unit for cash at its liquidation preference plus accrued and unpaid Coupon Amounts at any time after the tenth anniversary of the
Partnership Merger Effective Time; or (iii) in either the Public Holding Company Sce-
nario or the Private Holding Company Scenario, as may be contemplated by Section 5.13, to become limited partners of a newly formed Subsidiary of the Surviving Partnership that (A) succeeds to substantially all of the business and assets of the Surviving Partner-
ship and (B) has a limited partnership agreement in a form reasonably agreed upon by
Parent and the Company (the “New Partnership”) (it being understood that the terms of the partnership interests in the New Partnership will be consistent with terms set forth in clauses (i) and (ii) above, as applicable). An Eligible Holder making a Roll-Over Elec-
tion shall not be entitled to receive the Merger Consideration and Section 2.2(a)(ii) shall apply.

(b) Roll-Over Elections shall be made in a form agreed by Parent and the Company for that purpose (a “Roll-Over Election Form”). Concurrently with the mailing of the Proxy Statement/Prospectus pursuant to Section 5.2(c), the Operating
Partnership shall mail the Roll-Over Election Form and Unitholder Letter of Transmittal
to each Eligible Holder of LP Units registered on the transfer books of the Operating
Partnership. The Roll-Over Election Form shall (i) specify the number of LP Units with respect to which the Electing Holder is making a Roll-Over Election, (ii) state that, by making a Roll-Over Election, a holder of LP Units shall be deemed to have uncondition-
ally and irrevocably waived any and all rights such holder may have against the Company or the Operating Partnership or any of their respective Subsidiaries, Affiliates or repre-
sentatives under the Partnership Agreement, (iii) provide any information or certification relating to Taxes that is reasonably required in connection with the transactions contem-
plated hereby and (iv) if applicable, provide for the Electing Holder to become a limited partner in the New Partnership. To be effective, a Roll-Over Election Form must be duly completed, signed and submitted to the Exchange Agent, and must be received by the
Exchange Agent by the date (the “Roll-Over Election Deadline”) specified in the Roll-

Over Election Form, which Roll-Over Election Deadline shall be no later than 5:00 p.m.
(New York City time) on the Business Day preceding the date of the Company Stock-
holders Meeting. Any Eligible Holder that has the right to make, and has made, a Roll-
Over Election pursuant to this Section 2.5 (each an “Electing Holder”) may at any time prior to the Roll-Over Election Deadline revoke such Roll-Over Election by written no-
tice to the Exchange Agent received by the Exchange Agent prior to the Roll-Over Elec-
tion Deadline. Any Electing Holder that does not submit a properly completed Roll-Over
Election Form which is received by the Exchange Agent prior to the Roll-Over Election
Deadline, or that has duly revoked such Roll-Over Election, shall be deemed not to have made a Roll-Over Election and shall be entitled to receive the Merger Consideration pur-
suant to Section 2.2(a)(i) . The Exchange Agent shall, in its reasonable discretion, deter-
mine whether a Roll-Over Election Form has been properly completed, signed and sub-
mitted or revoked and whether to disregard immaterial defects in such form and such de-
cision shall be conclusive and binding; provided that the Exchange Agent may, in its dis-
cretion, seek guidance from both Parent and the Company in connection therewith. Nei-
ther Parent nor the Company nor the Exchange Agent will be under any obligation to no-
tify any person of any defect in a Roll-Over Election Form submitted to the Exchange
Agent. Any materially defective Roll-Over Election not cured prior to the Roll-Over
Election Deadline shall be deemed to be of no force and effect and the holder making such purported Roll-Over Election shall be deemed not to have made a Roll-Over Elec-
tion and shall be entitled to receive the Merger Consideration pursuant to Section
2.2(a)(i) and Section 2.4.

(c) For purposes of this Agreement, an “Eligible Holder” means (i) in the Public Holding Company Scenario, any holder of LP Units and (ii) in the Private
Holding Company Scenario, any holder of LP Units who is an Accredited Investor and holds at least 5,000 Units.

Section 2.6 Preferred Stock and Preferred Units.

(a) Each (i) Series B Share issued and outstanding immediately prior to the Merger Effective Time shall automatically be converted into one Series B cumula-
tive redeemable preferred unit of limited liability company interest in the Surviving
Company (“Mirror Series B Units”), (ii) Series C Share issued and outstanding immedi-
ately prior to the Merger Effective Time shall automatically be converted into one Series
C cumulative redeemable preferred unit of limited liability company interest in the Sur-
viving Company (“Mirror Series C Units”), (iii) Series E Share issued and outstanding immediately prior to the Merger Effective Time shall automatically be converted into one
Series E cumulative redeemable preferred unit of limited liability company interest in the
Surviving Company (“Mirror Series E Units”), (iv) Series F Share issued and out-
standing immediately prior to the Merger Effective Time shall automatically be con-
verted into one Series F cumulative redeemable preferred unit of limited liability com-
pany interest in the Surviving Company (“Mirror Series F Units”) and (v) Series G
Share issued and outstanding immediately prior to the Merger Effective Time shall auto-
matically be converted into one Series G cumulative redeemable preferred unit of limited liability company interest in the Surviving Company (“Mirror Series G Units”).

(b) Each Preferred Unit issued and outstanding immediately prior to the Partnership Merger Effective Time shall remain issued and outstanding immediately after the Partnership Merger Effective Time in accordance with its terms.

Section 2.7 Company Options; Company SARs; Restricted Shares.

(a) At the Merger Effective Time, each outstanding option to purchase
Company Common Shares (collectively, the “Company Options”) granted under the
Company’s 1999 Stock Option Plan, 1994 Amended and Restated Executive Equity In-
centive Plan and 2004 Stock Incentive Plan (collectively, the “Company Equity Plans and each outstanding stock appreciation right and cash-settled restricted stock unit (col-
lectively, the “Company SARs”), other than Out-of-the-Money Options, whether or not then vested or exercisable, shall be cancelled and of no further force and effect and the holder of each such Company Option or Company SAR shall be entitled to receive from
Parent, as soon as practicable after, but in no event more than three (3) Business Days af ter, the Merger Effective Time, an amount in cash equal to the product of (i) the number of Company Common Shares subject to each such Company Option or Company SAR, as applicable and (ii) the excess of the Per Share Cash Consideration over the exercise price per share of such Company Option or Company SAR, as applicable, which cash payment shall be treated as compensation and shall be net of any applicable statutory minimum withholding Tax. In connection with the Merger, as of immediately prior to the Merger Effective Time, any restrictions with respect to outstanding restricted shares shall terminate or lapse. Upon the termination or lapse of such restrictions, such shares shall be outstanding Company Common Shares and shall be converted into the right to receive the Merger Consideration in accordance with Section 2.1(a)(ii) and Section 2.3 this Agreement.

(b) In the event that the exercise price per share of any Company Op tion equals or exceeds the Per Share Cash Consideration (any such Company Option, an
“Out-of-the-Money Option”), then such Out-of-the-Money Option shall be cancelled and of no further force and effect.

Section 2.8 Dissenting Shares. No holder of Company Common Shares that has perfected a demand for appraisal rights with respect to its Company Common Shares pursu ant to Section 262 of the DGCL (a “Dissenting Stockholder”) shall be entitled to receive the
Merger Consideration with respect to the Company Common Shares owned by such Dissenting
Stockholder unless and until such Dissenting Stockholder shall have effectively withdrawn or lost such Dissenting Stockholder’s right to appraisal under the DGCL. Each Dissenting Stock-
holder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Dissenting Shares. The Company shall give Parent (i) prompt notice upon receipt by the Company of any written demands for appraisal, attempted withdrawals of such demands, any other instruments served pursuant to applicable Law that are received by the Company relat ing to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and pro ceedings with respect to any demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Dissenting Shares, offer to settle or settle any such demands or ap prove any withdrawal of any such demands.

15

Section 2.9 Fractional Shares. No fractional shares of Holdings Common
Stock shall be issued in the Merger, either as a result of any proration pursuant to Section 2.4 or otherwise, but in lieu thereof each holder of Company Common Shares or LP Units otherwise entitled to a fractional share of Holdings Common Stock will be entitled to receive, from the Ex-
change Agent in accordance with the provisions of this Section 2.9, a cash payment in lieu of such fractional share of Holdings Common Stock equal to the product of such fractional share interest to which such holder of Company Common Shares or LP Units would otherwise be enti-
tled multiplied by the Per Share Cash Consideration.

Section 2.10 Exchange of and Payment for Securities.

(a) Exchange Agent. Prior to the record date for the Company Stock-
holders Meeting, Parent shall appoint a bank or trust company reasonably agreeable to the Company to act as exchange and paying agent (the “Exchange Agent”) for the
Merger Consideration and for purposes of receiving Cash/Stock Election Forms and Roll-
Over Election Forms and determining, in accordance with this Article II, the form of
Merger Consideration to be received by each holder of Company Common Shares or LP
Units (which bank or trust company shall agree in writing to comply with the provisions of this Article II applicable to it). On or before the Merger Effective Time, Parent shall deposit with the Exchange Agent (i) certificates representing the shares of Holdings
Common Stock issuable as Stock Consideration to such holders in the Merger and the
Partnership Merger pursuant to this Article II and (ii) cash sufficient to pay the aggregate
Per Share Cash Consideration to be paid pursuant to this Article II, the aggregate cash to be paid pursuant to Section 2.7 and the aggregate cash in lieu of fractional shares of
Holdings Common Stock to be paid pursuant to Section 2.9 (such certificates and cash, together with any dividends or distributions with respect thereto, being referred to as the
“Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange
Fund as directed by the Surviving Company (so long as such directions do not impair the rights of the holders of Company Common Shares or the ability of the Exchange Agent to make timely payments as required hereby), in direct obligations of the United States of
America or any state thereof, obligations for which the full faith and credit of the United
States of America or any such state is pledged to provide for the payment of principal and interest, commercial paper either rated of the highest quality by Moody’s Investors Ser-
vice, Inc. or Standard & Poor’s Corporation or certificates of deposit issued by, or other deposit accounts of, a commercial bank having at least $1,000,000,000 in capital and sur-
plus, in each case with a maturity of three months or less; provided that no such invest-
ment or losses thereon shall affect the Per Share Cash Consideration or other amounts payable pursuant to this Article II, and that Parent shall promptly provide, or shall cause the Surviving Company to provide, additional funds to the Exchange Agent in the amount of any shortfall in funds payable pursuant to this Article II. Any earnings with respect thereto shall be paid to the Surviving Company as and when requested by the Surviving
Company. The Exchange Agent shall pay the Merger Consideration out of the Exchange
Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

(b) Payment with Respect to Company Common Shares.

(i) Upon surrender of a Common Share Certificate for cancel-
lation (or an affidavit of loss in lieu thereof in accordance with Section 2.10(g)) to the Exchange Agent, together with a duly executed Cash/Stock Election Form and
Letter of Transmittal, the holder of such Company Share Certificate (or, if appli-
cable, the signatory to such affidavit of loss) representing Company Common
Shares that have been converted into the right to receive the Per Share Cash Con-
sideration will be entitled to receive in exchange therefor an amount of cash equal to (A) the number of Company Common Shares represented by such Common
Share Certificate (or, if applicable, affidavit of loss), multiplied by (B) the Per
Share Cash Consideration, and as soon as practicable after the Merger Effective
Time the Exchange Agent shall distribute to each such holder a check for the amount of cash to which each such holder is entitled and the Common Share Cer-
tificate surrendered by each such holder shall forthwith be cancelled. Until sur-
rendered as contemplated by this Section 2.10, each such Common Share Certifi-
cate shall be deemed at any time after the Merger Effective Time to represent only the right to receive upon such surrender an amount equal to (1) the number of
Company Common Shares represented by such Common Share Certificate, multi-
plied by (2) the Per Share Cash Merger Consideration.

(ii) Upon surrender of a Common Share Certificate for cancel-
lation (or an affidavit of loss in lieu thereof in accordance with Section 2.10(g)) to the Exchange Agent, together with a duly executed Cash/Stock Election Form and
Letter of Transmittal, the holder of such Company Share Certificate (or, if appli-
cable, the signatory to such affidavit of loss) representing Company Common
Shares that have been converted into the right to receive the Stock Consideration will be entitled to receive in exchange therefor a number of whole shares of Hold-
ings Common Stock equal to (A) the number of Company Common Shares repre-
sented by such Common Share Certificate (or, if applicable, affidavit of loss), multiplied by (B) the Exchange Ratio (subject to Section 2.4 and Section 2.9), and as soon as practicable after the Merger Effective Time the Exchange Agent shall distribute to each such holder a certificate representing the shares of Holdings
Common Stock to which each such holder is entitled and the Common Share Cer-
tificate so surrendered shall forthwith be cancelled. Until surrendered as contem-
plated by this Section 2.10, each such Common Share Certificate shall be deemed at any time after the Merger Effective Time to represent only the right to receive upon such surrender a number of whole shares of Holdings Common Stock equal to (1) the number of Company Common Shares represented by such Common
Share Certificate, multiplied by (2) the Exchange Ratio (subject to Section 2.4 and
Section 2.9) . Each share of Holdings Common Stock into which a Company
Common Share shall be converted shall be deemed to have been issued at the
Merger Effective Time by the Surviving Company.

(iii) In the event of a proper transfer of ownership of Company
Common Shares that is not registered in the transfer records of the Company, the
Merger Consideration shall be paid to a transferee if (A) the Common Share Cer-

17

tificate evidencing such Company Common Shares is presented to the Exchange
Agent properly endorsed or accompanied by appropriate stock powers and other-
wise in proper form for transfer and accompanied by all documents reasonably required by the Exchange Agent to evidence and effect such transfer and (B) such transferee shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Common Share Certificate or establish to the satisfaction of the Exchange Agent and the Surviving Company that such Tax has been paid or is not applicable.

(c) Payment with Respect to LP Units. This Section 2.10(c) shall apply only to those LP Units with respect to which a valid and timely Roll-Over Election has not been made pursuant to Section 2.5.

(i) Upon delivery of a duly executed Cash/Stock Election
Form and Unitholder Letter of Transmittal and any other documents reasonably required by the Exchange Agent or the Surviving Partnership, the holder of the LP
Units identified in such Cash/Stock Election Form and Unitholder Letter of
Transmittal that have been converted into the right to receive the Per Share Cash
Consideration will be entitled to receive in exchange therefor an amount of cash equal to (A) the number of such LP Units, multiplied by (B) the Per Share Cash
Consideration, and as soon as practicable after the Partnership Merger Effective
Time the Exchange Agent shall distribute to each such holder a check for the amount of cash to which each such holder is entitled.

(ii) Upon delivery of a duly executed Cash/Stock Election
Form and Letter of Transmittal and any other documents reasonably required by the Exchange Agent or the Surviving Partnership, the holder of the LP Units iden-
tified in such Cash/Stock Election Form and Unitholder Letter of Transmittal that have been converted into the right to receive the Stock Consideration will be enti-
tled to receive in exchange therefor a number of whole shares of Holdings Com-
mon Stock equal to (A) the number of such LP Units, multiplied by (B) the Ex-
change Ratio (subject to Section 2.4 and Section 2.9), and as soon as practicable after the Partnership Merger Effective Time the Exchange Agent shall distribute to each such holder a certificate representing the shares of Holdings Common
Stock to which each such holder is entitled. Each share of Holdings Common
Stock into which an LP Unit shall be converted shall be deemed to have been is-
sued at the Partnership Merger Effective Time by the Surviving Company.

(iii) In the event of a proper transfer of ownership of LP Units in accordance with the limited partnership agreement of the Operating Partner-
ship, which transfer is not registered in the transfer records of the Operating Part-
nership, the Merger Consideration shall be paid to a transferee if (A) such trans-
feree delivers a Cash/Stock Election Form and/or Unitholder Letter of Transmittal
in accordance with Section 2.10(c)(i) and (B) such transferee shall pay any trans-
fer or other Taxes required by reason of the payment to a Person other than the registered holder of the LP Unit or establish to the satisfaction of the Exchange

Agent and the Surviving Partnership that such Tax has been paid or is not appli-
cable.

(d) No Further Ownership Rights.

(i) The Merger Consideration paid upon the surrender or ex-
change of the Common Share Certificates evidencing Company Common Shares in accordance with the terms hereof shall be deemed to have been paid in full sat-
isfaction of all rights pertaining to such Company Common Shares and, after the
Merger Effective Time, there shall be no further registration on the transfer books of the Company of transfers of Company Common Shares. If, after the Merger
Effective Time, Common Share Certificates are presented to the Surviving Com-
pany, for any reason, they shall be cancelled and exchanged as provided in this
Article II.

(ii) The Merger Consideration paid with respect to the LP
Units in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such LP Units and, after the Partnership
Merger Effective Time, there shall be no further registration on the transfer books of the Operating Partnership of transfers of LP Units, except for any LP Units that shall remain outstanding or be converted into preferred units pursuant to Section
2.2(a)(ii) .

(e) Termination of Exchange Fund. Any portion of the Exchange
Fund (including any interest and other income received with respect thereto) that remains unclaimed by the former holders of Company Common Shares or LP Units on the first anniversary of the Merger Effective Time shall be delivered to the Surviving Company or the Surviving Partnership, as applicable, upon demand, and any former holders of Com-
pany Common Shares or LP Units who have not theretofore received any Merger Con-
sideration or Partnership Merger Consideration, as applicable, to which they are entitled under this Article II, shall thereafter look only to the Surviving Company or the Surviv-
ing Partnership, as applicable, or to Parent for payment of their claims with respect thereto.

(f) No Liability. None of Parent, Holdings, Purchaser Sub, Purchaser
LP, the Surviving Company, the Surviving Partnership or any other Person shall be liable to any former holder of Company Common Shares or LP Units for any part of the Merger
Consideration or Partnership Merger Consideration, as applicable, delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by former holders of any such Company Common Shares or LP Units immediately prior to the time at which such amounts would otherwise es-
cheat to, or become property of, any federal, state or local government or any court, regu-
latory or administrative agency or commission, governmental arbitrator or other govern-
mental authority or instrumentality, domestic or foreign (a “Governmental Entity”), shall, to the extent permitted by applicable Law, become the property of the Surviving
Company or the Surviving Partnership, as applicable, free and clear of any claims or in-

terest of any such holders or their successors, assigns or personal representatives previ- ously entitled thereto.

                    (g) Lost, Stolen or Destroyed Certificates. If any Common Share Cer- tificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Common Share Certificate to be lost, stolen or de- stroyed and, if required by Parent or the Surviving Company, the posting by such Person of a bond in customary amount and upon such customary terms as may be required by Parent or the Surviving Company as indemnity against any claim that may be made against it with respect to such Common Share Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Common Share Certificate an amount equal to (i) the number of Company Common Shares represented by such lost, stolen or de- stroyed Common Share Certificate, multiplied by (ii) the Merger Consideration.

                    (h) Withholding of Tax. Each of Parent, the Surviving Company, the Surviving Partnership and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration and the Partnership Merger Consideration otherwise pay- able pursuant to this Agreement to any holder of Company Common Shares or LP Units such amount as Parent, the Surviving Company, the Surviving Partnership or the Ex- change Agent is required to deduct and withhold with respect to the making of such pay- ment under the Code, and the rules and regulations promulgated thereunder, or any provi- sion of state, local or foreign Law related to Taxes. To the extent that amounts are so withheld by Parent, the Surviving Company, the Surviving Partnership or the Exchange Agent, such withheld amounts shall be (i) paid over to the applicable Governmental En- tity in accordance with applicable Law and (ii) treated for all purposes of this Agreement as having been paid to the former holder of Company Common Shares or LP Units in re- spect of which such deduction and withholding was made.

Section 2.11	Adjustments to Prevent Dilution.

                    (a) If, at any time during the period between the date of this Agree- ment and the Merger Effective Time, there is a change in the number of Company Com- mon Shares, or securities convertible or exchangeable into or exercisable for Company Common Shares, issued and outstanding prior to the Merger Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock dis- tribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Exchange Ratio, the Per Share Cash Consideration and the Stock Consideration shall be equitably adjusted to reflect such change.

                    (b) If, at any time during the period between the date of this Agree- ment and the Partnership Merger Effective Time, there is a change in the number of LP Units, or securities convertible or exchangeable into or exercisable for LP Units, issued and outstanding prior to the Partnership Merger Effective Time as a result of a reclassifi- cation, unit split (including a reverse unit split), unit dividend or unit distribution, recapi- talization, merger, subdivision, issuer tender or exchange offer, or other similar transac- tion, the Exchange Ratio, the Per Share Cash Consideration and the Stock Consideration shall be equitably adjusted to reflect such change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
OPERATING PARTNERSHIP

     Except as set forth in (a) any Company SEC Document filed with the SEC after January 1, 2006, or (b) the disclosure letter, dated as of the date hereof and delivered to Parent in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), each of the Company and the Operating Partnership represents and warrants to the Purchaser Parties as follows:

Section 3.1	Organization and Good Standing.

                        (a)      The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requi- site corporate power and authority and all necessary government approvals or licenses to own, lease, operate its properties, and to carry on its business as now being conducted, except where the absence thereof, individually or in the aggregate, is not material. The Company is duly qualified or licensed to do business and is in good standing in each ju- risdiction (to the extent such concepts exist in such jurisdictions) in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, is not material. The Company has heretofore made available to Parent complete and correct copies of the Company’s certificate of in- corporation (the “Company Charter”) and bylaws (the “Company Bylaws”), in each case as currently in effect. No dissolution, revocation or forfeiture proceedings regarding the Company have been commenced.

                       (b)       The Operating Partnership is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Op- erating Partnership has all requisite partnership power and authority and all necessary government approvals or licenses to own, lease, operate its properties, and to carry on its business as now being conducted, except where the absence thereof, individually or in the aggregate, is not material. The Operating Partnership is duly qualified or licensed to do business and is in good standing in each jurisdiction (to the extent such concepts exist in such jurisdictions) in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, is not material. The Company has heretofore made available to Parent complete and correct copies of the Operating Partnership’s certificate of limited partnership and limited part- nership agreement, in each case as currently in effect. No dissolution, revocation or for- feiture proceedings regarding the Operating Partnership have been commenced.

Section 3.2 Subsidiaries.

                             (a)      Each Company Subsidiary is duly organized or formed, validly ex- isting and in good standing under the Laws of its jurisdiction of organization or formation (to the extent that such concept exists in such jurisdiction). Each Company Subsidiary has all requisite corporate, partnership, limited liability company or other organizational power and authority and all necessary government approvals or licenses to own, lease and operate its properties, and to carry on its business as now being conducted, except where the absence thereof, individually or in the aggregate, is not material. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each ju- risdiction (to the extent that such concept exists in such jurisdiction) in which the nature of its business or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing, indi- vidually or in the aggregate, is not material.

                             (b)       Section 3.2(b) of the Company Disclosure Letter sets forth (i) all Company Subsidiaries and their respective jurisdictions of organization or formation; (ii) each holder of equity interests in each Company Subsidiary; (iii) the current unreturned capital contribution account balance (or account balance for any equity or other similar interests) of the Company or any Company Subsidiary with respect to each Company Subsidiary that is not a wholly owned Subsidiary and for which the Company maintains records of unreturned capital contribution account balances (or account balances for any equity or other similar interests); and (iv) any commitments to make any future capital contributions by the Company or any Company Subsidiary to any Company Subsidiary that is not a wholly owned Subsidiary. All outstanding equity interests in each Company Subsidiary have been duly authorized and are validly issued, fully paid and (except for partnership interests) non-assessable, and are not subject to any preemptive rights and are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collec- tively, “Liens ”), except as, individually or in the aggregate, are not material. There are no outstanding options, warrants or other rights to acquire ownership interests from any Company Subsidiary. The Company has heretofore made available to Parent complete and correct copies of each Company Subsidiary’s organizational documents and any amendments thereto, in each case as currently in effect. No dissolution, revocation or forfeiture proceedings regarding any of the Company Subsidiaries have been com- menced.

Section 3.3 Capitalization.

                             (a)       The Company. The authorized shares of capital stock of the Company consist of (i) 100,000,000 Company Common Shares, par value $0.01 per share, (ii) 50,000,000 shares of non-voting common stock and (iii) 20,000,000 Preferred Shares, par value $0.01 per share. As of January 1, 2007 (the “Capitalization Date”), there are issued and outstanding: (1) 56,890,666 Company Common Shares (which amount includes 129,842 of an aggregate of 321,958 restricted Company Common Shares granted under the Company Equity Plans), (2) no shares of non-voting common stock, (3) 4,300,000 shares of Series B cumulative redeemable preferred stock, par value $0.01 per share (“Series B Shares”), (4) 3,500,000 shares of Series C cumulative redeemable preferred stock, par value $0.01 per share (“Series C Shares”), (5) no shares of Series D cumula- tive redeemable preferred stock, par value $0.01 per share (“Series D Shares”), (6) 8,545,000 shares of Series E cumulative redeemable preferred stock, par value $0.01 per share (“Series E Shares”), (7) 316,250 shares of Series F convertible cumulative re- deemable preferred stock, par value $0.01 per share (“Series F Shares”) and (8) 92,000 shares of Series G cumulative redeemable preferred stock, par value $0.01 per share (“Series G Shares”, and together with the Series B Shares, Series C Shares, Series D Shares, Series E Shares and Series F Shares, the “Preferred Shares”) . As of the Capi- talization Date, no other series of shares of beneficial interest of the Company are issued and outstanding. In addition, as of the Capitalization Date, there are outstanding Com- pany Options to purchase an aggregate of 276,262 Company Common Shares, and Com- pany Options to purchase not less than 99,292 Company Common Share are Out-of-the- Money Options. Since the Capitalization Date and prior to the date of this Agreement, no equity securities of the Company or of any Company Subsidiary have been issued, other than pursuant to conversions of Series F Shares or exercises of Company Options. Ex- cept as set forth in this Section 3.3, there are no issued and outstanding shares or other equity securities of the Company (or shares or other equity securities of the Company re- served for issuance), and there are no securities of the Company convertible into or ex- changeable for stock or other equity securities of the Company or any Company Subsidi- ary, or other subscriptions, options, warrants, conversion rights, stock appreciation rights, “phantom” stock, stock units, calls, claims, rights of first refusal, rights (including pre- emptive rights), commitments, arrangements or agreements to which the Company or any Company Subsidiary is a party or by which it is bound in any case obligating the Com- pany or any Company Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, stock or other eq- uity securities of the Company or of any Company Subsidiary, or obligating the Com- pany or any Company Subsidiary to grant, extend or enter into any such subscription, op- tion, warrant, conversion right, stock appreciation right, call, right, commitment, ar- rangement or agreement. All outstanding shares of the Company are, and all shares re- served for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of, any pre- emptive right, purchase option, call option, right of first refusal, subscription or any other similar right.

     (b) Operating Partnership. As of the Capitalization Date, there are is- sued and outstanding (i) 650,718 units of general partner interest in the Operating Part- nership (the “GP Units”), (ii) 64,421,069 LP Units and (iii) 16,928,250 preferred units of limited partnership interest in the Operating Partnership (the “Preferred Units”, and to- gether with the LP Units and the GP Units, the “Partnership Units”) . None of the Part- nership Units are evidenced by certificates. All such partnership interests are duly au- thorized, validly issued and are not subject to preemptive rights and any capital contribu- tions required to be made by the holders thereof have been made. The Company is the sole general partner of the Operating Partnership and holds all of the outstanding GP Units in the Operating Partnership. Section 3.3(b) of the Company Disclosure Letter sets forth the name of, and the number and class of GP Units, LP Units and Preferred Units held by, each partner in the Operating Partnership. Each LP Unit held by a limited partner of the Operating Partnership may, under the circumstances and subject to the conditions set forth in the Partnership Agreement, be redeemed for, as of the Capitalization Date, one Company Common Share. Each Series D cumulative redeemable preferred unit of limited partnership in the Operating Partnership may, under the circumstances and sub- ject to the conditions set forth in the Partnership Agreement, be converted into one Series D Share.

                           (c)      Miscellaneous. Except for this Agreement and the Partnership Agreement, there are not any (i) stockholder agreements, voting trusts, proxies or other agreements or understandings relating to the voting of any shares of the Company or partnership interests in the Operating Partnership or any ownership interests in any other Company Subsidiary to which the Company or any Company Subsidiary is a party or by which it is bound, (ii) agreements or understandings requiring or restricting the sale or transfer (including agreements imposing transfer restrictions) of any shares of the Com- pany or the Operating Partnership to which the Company or any Company Subsidiary is a party or by which it is bound or (iii) restrictions on the Company’s ability to vote the eq- uity interests of any of the Company Subsidiaries.

Section 3.4	Authority; No Violations.

                             (a)       The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject to receipt of the Company Stockholder Approval and the acceptance of the Company Certificate of Merger by the Dela-ware Secretary of State. The Operating Partnership has all requisite partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject to the acceptance of the Partnership Certificate of Merger by the Delaware Secretary of State. The Board of Directors of the Company (the “Company Board of Directors”) and the Company, as general partner of the Operating Partnership, have duly and validly authorized and approved the execution, delivery and performance of this Agreement by the Company and the Operating Partnership, respectively, and the consummation of the transactions contemplated by this Agreement, including the Mergers, and the Company Board of Directors has declared advisable the Merger and the other transactions contemplated by this Agreement and has directed that this Agreement and the transactions contemplated by this Agreement, including the Merger, be submitted for approval and adoption at a special meeting of the holders of Company Common Shares (the “Company Stockholder Meeting”). No other corporate proceedings on the part of the Company or the Operating Partnership are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the receipt of the Company Stockholder Approval. No other approval of any equity holder or governing body of the Company or of the Operating Partnership is required to approve or adopt this Agreement or the transactions contemplated by this Agreement.

     (b)       This Agreement has been duly and validly executed and delivered by the Company and the Operating Partnership and, subject to receipt of the Company Stockholder Approval and assuming due authorization, execution and delivery by each Purchaser Party, constitutes a legal, valid and binding obligation of the Company and the Operating Partnership, enforceable against the Company and the Operating Partnership in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (c)       Subject to receipt of the affirmative vote of a majority of the votes entitled to be cast by the holders of Company Common Shares at the Company Stock- holder Meeting (the “Company Stockholder Approval”), the execution and delivery of this Agreement by the Company and the Operating Partnership do not, and the consum- mation of the transactions contemplated hereby and the performance of their obligations hereunder will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation, or result in the triggering of any payments or the loss of a benefit under, or give rise to a right of purchase under, result in the crea- tion of any Lien upon any of the properties or assets of the Company or any of the Com- pany Subsidiaries under, require the consent or approval of any third party or otherwise result in a detriment or default to the Company or any of the Company Subsidiaries un- der, any provision of (i) the Company Charter or the Company Bylaws or any provision of the comparable charter or organizational documents of any of the Company Subsidiar- ies, (ii) any loan or credit agreement or note, or any bond, mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise or license applica- ble to the Company or any of the Company Subsidiaries, or to which their respective properties or assets are bound or any guarantee by the Company or any of the Company Subsidiaries of any of the foregoing, (iii) any joint venture or other ownership arrange- ment or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.5 are duly and timely obtained or made and the Company Stockholder Approval has been obtained, any Law or Order applicable to or binding upon the Company or any of the Company Subsidiaries, or any of their respec- tive properties or assets, other than, in the case of clauses (ii), (iii) and (iv), any such con- flicts, violations, defaults, rights, Liens or detriments that, individually or in the aggre- gate, (A) would not prevent or materially delay consummation of the Merger or the other transactions contemplated by this Agreement or (B) are not material.

     Section 3.5      Governmental Approvals and Notices. No consent, approval, order or authorization of, or registration, declaration or filing with, notice to or permit from, any Governmental Entity, is required by or on behalf of the Company or any of the Company Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the Operating Partnership or the consummation by the Company or the Operating Partnership of the transactions contemplated hereby and the performance of their respective obligations hereunder, except for: (a) the filing with the Securities and Exchange Commission (the “SEC”) of (i) (A) a proxy or information statement in preliminary and definitive form relating to the Company Stockholder Meeting to be held in connection with the Merger or (B) other documents otherwise required in connection with the transactions contemplated hereby and (ii) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (b) the filing of the Company Certificate of Merger with, and the acceptance for record of the Company Certificate of Merger by, the Delaware Secretary of State; (c) the filing of the Partnership Certificate of Merger with, and the acceptance for record of the Partnership Certificate of Merger by, the Delaware Secretary of State; (d) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws; (e) such filings as may be required in connection with state or local transfer and gains taxes; (f) any filings or notices required under the rules and regulations of the NYSE; (g) compliance with any applicable requirements of laws, rules and regulations in other foreign jurisdictions governing antitrust or merger control matters; (h) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (i) any such other consent, approval, order, authorization, registration, declaration, notice, filing or permit where the failure to obtain or make the same, individually or in the aggregate, (A) would not prevent or materially delay consummation of the Merger or other transactions contemplated by this Agreement or (B) is not material.

Section 3.6	Company SEC Documents; Financial Statements.

                     (a) The Company has made available to Parent (by public filing with the SEC or otherwise) each report, schedule, registration statement, other statement (in- cluding proxy statements) and information filed by the Company with the SEC since January 1, 2004 (including the 2005 10-K, the September 30 10-Q and the 2006 10-K, only to the extent that they are filed with the SEC, the “Company SEC Documents”) .

                    (b) Except for the Restatement and Related Matters, the Company SEC Documents, as finally amended and publicly available and except to the extent that statements in the Company SEC Documents have been modified or superseded by later Company SEC Documents filed and publicly available prior to the date hereof, (i) com- plied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, in each case as in effect at the time of its filing and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circum- stances under which they were made, not misleading.

                  (c) For purposes of this Agreement, the “Company Balance Sheet” means the unaudited consolidated balance sheet (or, from and after the date such consoli- dated balance sheet is audited, the audited consolidated balance sheet) of the Company as of December 31, 2005, and the “Balance Sheet Date” means December 31, 2005. Each of the audited consolidated balance sheets and audited consolidated income statements and statements of cash flows as of and for the years ended December 31, 2005, December 31, 2004 and December 31, 2003 (including, in each case, any related notes thereto) which will have been included in the 2005 10-K, and which will have been filed with the SEC prior to the Closing Date, will fairly present in all material respects, in conformity with the rules and regulations of the SEC and GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Com- pany as of the dates thereof and the consolidated results of operations and cash flows for the years then ended (subject to any adjustments described therein). To the Knowledge of the Company, after due inquiry of the Company’s independent auditors, the 2005 10-K will not include any qualifications made by such auditor, other than a qualification due principally to the maturity date of the Credit Agreement or the Goldman Sachs Loan.

     (d) Upon the filing of the 2006 10-K and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, in each case with the SEC, the Company will be in compliance in all material respects with (i) the applicable provi- sions of the Exchange Act and the Sarbanes Oxley Act of 2002 (the “Sarbanes Oxley Act”), other than Section 404 of the Sarbanes Oxley Act, and the respective rules and regulations promulgated thereunder and (ii) the applicable listing and corporate govern- ance rules and regulations of the NYSE. To the Knowledge of the Company, after due inquiry of the Company’s independent auditors, the 2006 10-K will not include any quali- fications made by such auditor, other than a qualification due principally to the maturity date of the Credit Agreement or the Goldman Sachs Loan.

     (e) Each of the unaudited consolidated financial statements (including, in each case, any related notes thereto) which will have been included in the September 30 10-Q, and which will have been filed with the SEC prior to the Closing Date, will fairly present in all material respects, in conformity with the rules and regulations of the SEC and GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company as of the dates thereof and the consolidated results of operations and cash flows for the nine-month periods then ended (subject to any adjustments described therein).

     (f) Each of the audited consolidated balance sheets and audited con- solidated income statements and statements of cash flows as of and for the years ended December 31, 2006, December 31, 2005 and December 31, 2004 (including, in each case, any related notes thereto) which will have been included in the 2006 10-K will fairly pre- sent in all material respects, in conformity with the rules and regulations of the SEC and GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company as of the dates thereof and the consoli- dated results of operations and cash flows for the years then ended (subject to any ad- justments described therein).

     (g) Section 3.6(g) of the Company Disclosure Letter sets forth, as of September 30, 2006, (i) the aggregate liability of the Company, the Operating Partnership and the other Company Subsidiaries under the operating leases, letters of credit, construc- tion contracts, lease agreements, loan guarantees and employment contracts of the Com- pany, the Operating Partnership or any of the other Company Subsidiaries that constitute material commitments, contingent contractual liabilities or off-balance sheet contractual items (the “September 30 Contractual Commitments Schedule”) and (ii) the aggregate consolidated working capital of the Company (the “September 30 Working Capital Schedule”) .

                        (h)       Section 3.6(h) of the Company Disclosure Letter sets forth the ma- terial joint ventures of the Operating Partnership and its Subsidiaries (the “Joint Ven- tures”) .

                        (i)       Section 3.6(i) of the Company Disclosure Letter sets forth, as of September 30, 2006, the aggregate unconsolidated debt of the Company and the Com- pany Subsidiaries (the “September 30 Unconsolidated Debt Schedule”) .

Section 3.7      Absence of Certain Changes. Since the Balance Sheet Date through the date of this Agreement, the Company and the Company Subsidiaries have conducted their business only in the ordinary course consistent with past practice and there has not been: (a) a Company Material Adverse Effect; (b) any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company Common Shares or any LP Units; (c) any amendment of any material term of any outstanding security of the Company or any Company Subsidiary; (d) any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any outstanding shares, stock or other securities of, or other ownership interests in, the Company or any Company Subsidiary, other than pursuant to or in connection with any Company Employee Benefit Plan; or (e) any incurrence, assumption or guarantee by the Company or any Company Subsidiary of any indebtedness (other than trade payables in the ordinary course of business) in excess of $10 million.

Section 3.8       No Undisclosed Material Liabilities. There are no Liabilities of the Company or any of the Company Subsidiaries, whether accrued, contingent, absolute or determined, other than: (a) Liabilities reflected or provided for in the Company Balance Sheet or in the notes thereto, (b) Liabilities incurred in the ordinary course of business since the Balance Sheet Date, (c) Liabilities arising, or permitted to be incurred, under this Agreement (including Section 5.1), (d) Liabilities reflected on the September 30 Contractual Commitments Schedule, the September 30 Working Capital Schedule or the September 30 Unconsolidated Debt Schedule, and (e) such other Liabilities not required by GAAP to be reflected on the Company’s financial statements as, individually or in the aggregate, do not constitute and would not reasonably be expected to constitute a Company Material Adverse Effect.

Section 3.9	Compliance with Applicable Laws.

                        (a)       The Company and the Company Subsidiaries hold all permits, li- censes, certificates, registrations, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary or required by any applicable Law or Order for the lawful conduct of their respective businesses (the “Company Permits”), except where the failure to so hold, individually or in the aggregate, does not constitute and would not reasonably be expected to constitute a Company Material Adverse Effect. The Company and the Company Subsidiaries are in compliance with the terms of the Com- pany Permits, except where the failure to so comply, individually or in the aggregate, is not material.

                       (b)       Other than the Restatement and Related Matters, since January 1, 2004, the Company and the Company Subsidiaries have conducted their respective busi-

nesses in compliance with applicable Law, except for any violations that, individually or in the aggregate, are not material.

                         (c)      Other than the Restatement and Related Matters, no investigation or review by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or, to the Knowledge of the Company, is threatened, other than those the outcome of which, individually or in the aggregate, would not reasonably be expected to be material.

Section 3.10      Litigation. Other than the Restatement and Related Matters, there is no litigation, arbitration, claim, investigation, suit, action or proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or any of their respective property or assets that, individually or in the aggregate, is material, nor is there any such litigation, arbitration, claim, investigation, suit, action or proceeding or any Order outstanding against the Company or any Company Subsidiary or any of their respective properties or assets which in any manner challenges or seeks to prevent or enjoin, alter or materially delay the Merger, the Partnership Merger or the other transactions contemplated by this Agreement.

Section 3.11 Taxes. Except as would not, individually or in the aggregate, be material:

                         (a)      Each of the Company and the Company Subsidiaries (i) has timely filed (or had filed on its behalf) all material Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Entity) and (ii) has paid (or had paid on its behalf) or will timely pay all material Taxes (whether or not shown on such Tax Returns) that are required to be paid by it (other than those that are being contested in good faith through appropriate proceedings or for which appropriate reserves have been established in accordance with GAAP). To the Knowledge of the Company, such Tax Returns are true, correct and complete in all material respects. The Company Balance Sheet reflects an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and Taxes payable by the Company and Company Subsidiaries on the Closing Date will not exceed such reserve as adjusted through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns. True and materially complete copies of all federal Tax Returns that have been filed with the Internal Revenue Service (the “IRS”) by each of the Company and the Operating Partnership with respect to the taxable years commencing on or after January 1, 2003 have been provided or made available to representatives of Parent. Neither the Company nor any of the Company Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending the period for assessment or collection of material Taxes (including any applicable statute of limitation), which waiver or extension is currently in effect, and, to the knowledge of the Company, no power of attorney with respect to any Tax matter is currently in force with respect to the Company or any of the Company Subsidiaries.

     (b) The Company, (i) for all taxable years commencing with the Com- pany’s taxable year ending December 31, 1997 through December 31, 2006, has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT ”) and has been organized and operated in conformity with the re- quirements for qualification and taxation as a REIT for such years, (ii) has operated since December 31, 2006 to the date hereof in a manner that will permit it to qualify as a REIT for the taxable year that includes the date hereof, and (iii) intends to continue to operate in such a manner as to permit it to continue to qualify as a REIT for the taxable year of the Company that will end with the Merger. To the knowledge of the Company, no chal- lenge to the Company’s status as a REIT is pending or has been threatened in writing. No Company Subsidiary, excluding any Company Subsidiary in which the Company holds 10% or less by both vote and value, within the meaning of Code Section 856(c)(4)(B)(iii), is a corporation for U. S. federal income tax purposes, other than a cor- poration that qualifies as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a “taxable REIT subsidiary,” within the meaning of Section 856(1) of the Code.

     (c) Each Company Subsidiary that is a partnership, joint venture, or limited liability company and which has not elected to be a “taxable REIT subsidiary” within the meaning of Code Section 856(1)(i) has been since its formation treated for U. S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by the Company of a direct or indirect interest therein owned any assets (including securities) that have caused the Company to violate Section 856(c)(4) of the Code or would cause the Company to violate Section 856(c)(4) of the Code on the last day of any calendar quarter after the date hereof.

     (d) Neither the Company nor any Company Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.

     (e) Since January 1, 2003, (i) the Company and the Company Subsidi- aries have not incurred any liability for material Taxes under Sections 857(b), 860(c) or 4981 of the Code which have not been previously paid and (ii) neither the Company nor any Company Subsidiary has incurred any material liability for Taxes that have become due and that have not been previously paid other than in the ordinary course of business. To the knowledge of the Company, neither the Company nor any Company Subsidiary (other than a “taxable REIT subsidiary” or any subsidiary of a “taxable REIT subsidi- ary”) has engaged at any time in any “prohibited transactions” within the meaning of Sec- tion 857(b)(6) of the Code. To the knowledge of the Company, neither the Company nor any Company Subsidiary has engaged in any transaction that would give rise to “rede- termined rents, redetermined deductions and excess interest” described in section 857(b)(7) of the Code. To the knowledge of the Company, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax de- scribed in the preceding sentences will be imposed on the Company or any Company Subsidiary.

     (f) All material deficiencies asserted or material assessments made with respect to the Company or any Company Subsidiary and that have been set forth in writing to the Company or any such Company Subsidiary as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Company or any Company Subsidiary have been fully paid, and, to the knowledge of the Company, there are no other material audits, examinations or other proceedings relat- ing to any material Taxes of the Company or any Company Subsidiary by any taxing au- thority in progress. Neither the Company nor any Company Subsidiary has received any written notice from any taxing authority that it intends to conduct such an audit, examina- tion or other proceeding in respect of a material amount of Taxes or make any material assessment for Taxes. Neither the Company nor any Company Subsidiary is a party to any litigation or pending litigation or administrative proceeding relating to a material amount of Taxes (other than litigation dealing with appeals of property tax valuations).

     (g) The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and 3402 of the Code or similar provisions under any foreign laws) and have duly and timely withheld and have paid over to the appropriate taxing authori- ties all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

     (h) To the Knowledge of the Company no material claim has been made in writing by a taxing authority in a jurisdiction where the Company or any Com- pany Subsidiary does not file Tax Returns that the Company or any such Company Sub- sidiary is or may be subject to taxation by that jurisdiction.

     (i) Neither the Company nor any Company Subsidiary has requested any extension of time within which to file any material Tax Return, which material Tax Return has not yet been filed.

     (j) Neither the Company nor any Company Subsidiary is a party to any Tax sharing or similar agreement or arrangement other than any agreement or ar- rangement solely between the Company and any Company Subsidiary, pursuant to which it will have any obligation to make any payments after the Closing.

     (k) Neither the Company nor any Company Subsidiary has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

     (l) Neither the Company nor any Company Subsidiary (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company or a directly or indirectly wholly-owned Company Subsidiary) fil- ing a consolidated federal income tax return and (B) has any liability for the Taxes of an- other person other than the Company and the Company Subsidiaries under Treasury regu- lation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract.

                   (m) Other than Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP), there are no Liens for a material amount of Taxes (other than Taxes not yet due and payable for which adequate reserves have been made in accordance with GAAP) upon any of the as- sets of the Company or any Company Subsidiary.

                   (n) There are no Tax Protection Agreements currently in force and, as of the date of this Agreement, no person has raised in writing, or to the knowledge of the Company threatened to raise, a material claim against the Company, the Operating Part- nership or any Company Subsidiary for any breach of any Tax Protection Agreement.

                   (o) To the knowledge of the Company, neither the Company nor any of the Company Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code.

                   (p) Neither the Company nor any of the Company Subsidiaries has en- tered into any “closing agreement” as described in Section 7121 of the Code (or any cor- responding or similar provision of state, local or foreign income Tax law).

Section 3.12	Pension and Benefit Plans; ERISA.

                   (a) Section 3.12(a) of the Company Disclosure Letter lists each mate- rial “employee welfare plan” and “employee pension benefit plan” (as those terms are re- spectively defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA ”)), other than a “multiemployer plan” (as defined in Section 3(37) of ERISA), and each material retirement or deferred compensation plan, incentive compensation plan, stock plan, profit-sharing, unemployment compensation plan, vacation pay, severance pay, post-employment, supplemental employment or un- employment benefit plan or arrangement, bonus or benefit arrangement, insurance (in- cluding any self-insurance) or hospitalization program or any other fringe or other benefit or compensation plan, program or arrangement for any current or former employee, trus- tee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, or any other “employee benefit plan” (as defined in Section 3(3) of ERISA), and each material employment, severance, termination, consultancy or other similar agreement, in each case that the Company or any Company Subsidiary sponsors, participates in or contributes to for the benefit of employees or former employees of the Company and/or the Company Subsidiaries (each, a “Company Employee Benefit Plan”) .

                   (b) A true and correct copy of each written Company Employee Bene- fit Plan, and a true and correct summary of any material unwritten Company Employee Benefit Plan, has been made available to Parent. A true and correct copy of the most re- cent annual report (Form 5500 Series), actuarial report, annual financial report, summary plan description and IRS determination letter with respect to each Company Employee

Benefit Plan, in each case to the extent applicable, has been supplied or made available to Parent.

(c)	Except as would not, individually or in the aggregate, be material: (i) All Company Employee Benefit Plans comply and have been administered in compliance in all material respects with all applicable re- quirements of Law, and no event has occurred that would reasonably be expected to cause any such Company Employee Benefit Plan to fail to comply with such requirements and no notice has been issued by any Governmental Entity question- ing or challenging such compliance.

         (ii) (A) All Company Employee Benefit Plans which are em- ployee pension benefit plans comply in all material respects with all applicable requirements of Sections 401(a) and 501(a) of the Code; (B) each Company Em- ployee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending an application for such determination from the IRS with respect to those provisions for which the remedial amendment period under Section 401(b) of the Code has not expired, and the Company is not aware of any reason why any such determination letter should be revoked; (C) there have been no amendments to such plans that are not the subject of a favorable determination letter issued with respect thereto by the IRS (other than an amendment for which the remedial amendment period under Section 401(b) of the Code has not expired); and (D) no event has occurred that would reasonably be expected to give rise to disqualification of any such plan un- der such sections.

         (iii) There are no actions, suits, claims, audits or investigations (other than routine claims for benefits) pending or, to the Knowledge of the Com- pany, threatened involving any Company Employee Benefit Plan or the assets thereof and, to the Knowledge of the Company, no facts exist that would reasona- bly be expected to give rise to any such actions, suits, claims, audits or investiga- tions (other than routine claims for benefits).

         (iv) Neither the Company, any Company Subsidiary nor any of their respective ERISA Affiliates sponsors, maintains, contributes to or is required to contribute to, or has in the past six years sponsored, maintained, contributed to or was required to contribute to, any employee benefit plan subject to Section 412 of the Code or Title IV of ERISA.

         (v) Neither the Company nor any Company Subsidiary has any liability or contingent liability for providing, under any Company Employee Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation cover- age under Part 6 of Title I of ERISA and Section 4980B of the Code.

                           (vi)     The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any cur- rent or former employee or director of the Company or the Company Subsidiaries to any payment, bonus, retirement, severance, job security or similar benefit or enhance any such benefit, or accelerate the time of payment, vesting or exercis- ability or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any Company Employee Benefit Plan, and no amount or benefit to be paid or provided in connection with the consummation of such trans- actions will constitute an “excess parachute payment” within the meaning of Sec- tion 280G of the Code.

                           (d)      Neither the Company, any Company Subsidiary nor any of their respective ERISA Affiliates, contributes to, has contributed to, or has any liability or contingent liability with respect to a “multiemployer plan” (as defined in Section 3(37) of ERISA), any “welfare benefit fund” (within the meaning of Section 419(e) of the Code) or any “multiple employer plan” (within the meaning of Section 413(c) of the Code).

                           (e)      The exercise price of any stock option or stock appreciation right issued under any Company Employee Benefit Plan was not less than the fair market value of the stock underlying such stock option or stock appreciation right on the date of its grant.

Section 3.13	Labor and Employment Matters.

                           (a)      Neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any labor un- ion or labor organization. To the Knowledge of the Company, there are no representation or certification proceedings or petitions seeking current union representation of employ- ees of the Company or any of the Company Subsidiaries, nor is there any activity by any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

                           (b)      There is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing, alleging breach of any express or implied contract of employment, any Law or regulation governing employment or the termination thereof, or other discrimina- tory, wrongful or tortious conduct in connection with the employment relationship pend- ing, or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, except which, individually or in the aggregate, are not material. The Company and the Company Subsidiaries are in compliance with all applicable Laws relating to the employment of their employees, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal em- ployment opportunity, age and disability discrimination, immigration control, employee classification and the payment and withholding of Taxes, except for any failure to comply with such Laws that would not, individually or in the aggregate, be material.

                                 (c) There is no strike, slowdown or work stoppage or lockout with re- spect to the employees of the Company or the Company Subsidiaries pending, or, to the Knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries, except as would not, individually or in the aggregate, be material.

                                 (d) Except as would not, individually or in the aggregate, be material, there is no proceeding, claim, suit or action pending or, to the Knowledge of the Com- pany, threatened in writing, with respect to which any current or former trustee, director, officer, employee or agent of the Company or any of the Company Subsidiaries has a valid claim to indemnification from the Company or any of the Company Subsidiaries.

Section 3.14	Intangible Property.

                                 (a) Except as, individually or in the aggregate, is not material, to the Knowledge of the Company, the conduct of the business of the Company and the Com- pany Subsidiaries as currently conducted does not infringe any Third-Party Intellectual Property Rights. There are no claims pending or threatened in writing against the Com- pany or any Company Subsidiary (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any Company Subsidiary, infringes on any copyright, patent, trademark, trade name, service mark or trade secret of any third party, (ii) against the use by the Company or any Company Subsidiary of any copyrights, patents, trademarks, trade names, service marks, trade secrets, technology, know-how or computer software pro- grams and applications used in the business of the Company or any Company Subsidiary as currently conducted, (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or (iv) challenging the license or legally en- forceable right to use of the Third-Party Intellectual Property Rights by the Company or any Company Subsidiary. Except as, individually or in the aggregate, is not material, the Company and each Company Subsidiary owns, or is licensed to use (in each case free and clear of any Liens), all Intellectual Property currently used in the continued operation of its business as presently conducted.

                                 (b) As used in this Agreement, the term (i) “Intellectual Property” means all patents, trademarks, trade names, service marks, copyrights and any applica- tions or registrations therefor, technology, know-how, computer software programs or applications, and other proprietary information or materials, (ii) “Third-Party Intellec- tual Property Rights” means any rights to Intellectual Property owned by any third party and (iii) “Company Intellectual Property Rights” means the Intellectual Property owned or used by the Company or any Company Subsidiary.

Section 3.15	Environmental Matters.

                                 (a) Neither the Company nor any Company Subsidiary is in violation of any applicable Law or Order relating to pollution or protection of public health and safety, the environment (including indoor or ambient air, surface water, groundwater, land surface or subsurface) or natural resources, including laws and regulations relating to the release or threatened release of any pollutant, contaminant, waste or toxic sub-

stance, including asbestos or any substance containing asbestos, polychlorinated biphen- yls, petroleum or petroleum products (including crude oil and any fraction thereof), ra- don, mold, fungus and other hazardous biological materials (collectively, “Hazardous Materials”) or to the manufacture, management, possession, presence, generation, proc- essing, distribution, use, treatment, storage, disposal, transportation, abatement, removal, remediation or handling of, or exposure to, Hazardous Materials (collectively, “Envi- ronmental Laws”), except for any violations that, individually or in the aggregate, are not material.

     (b) The Company and the Company Subsidiaries (i) hold all material permits, approvals, identification numbers, licenses and other authorizations required un- der any Environmental Law to own or operate their assets as currently owned and oper- ated (“Environmental Permits”) and (ii) are in material compliance with all, and have not materially violated any of, their respective Environmental Permits.

     (c) Neither the Company nor any Company Subsidiary has released, and to the Knowledge of the Company, no other person has released, Hazardous Materi- als on any real property owned, leased or operated by the Company or the Company Sub- sidiaries, and, to the Knowledge of the Company, no Hazardous Materials or other condi- tions are present on any real property currently owned, leased or operated by the Com- pany, the Operating Partnership or the other Company Subsidiaries or at any other loca- tion, in any such case, that would reasonably be expected to result in material liability of or materially adversely affect the Company or any Company Subsidiary under or in con- nection with any Environmental Law.

     (d) In the last three (3) years, neither the Company nor any Company Subsidiary has received any written notice of, and there are no pending or, to the Knowl- edge of the Company, threatened administrative, regulatory or judicial actions, suits, de- mands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to Hazardous Materials or any Environmental Law against or af- fecting the Company or any of the Company Subsidiaries or any of the Company Proper- ties. Neither the Company nor any Company Subsidiary (i) has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or clean up of Hazardous Materi- als and, to the Knowledge of the Company, no investigation, litigation or other proceed- ing is pending or threatened with respect thereto against or affecting the Company or any of the Company Subsidiaries or any of the Company Properties, in any such case, that would reasonably be expected to result in material liability of or materially adversely af- fect the Company or any Company Subsidiary, or (ii) has assumed, by contract or opera- tion of law, any liability under any Environmental Law or relating to any Hazardous Ma- terials, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials against or affecting the Company or any of the Company Subsidiar- ies or any of the Company Properties, except as would not, individually or in the aggre- gate, be material.

                                         (e) No transaction contemplated by this Agreement will trigger any requirement under any Environmental Property Transfer Act.

Section 3.16	Real Property.

                                         (a) Section 3.16(a) of the Company Disclosure Letter sets forth a cor- rect list of each plot, piece or parcel of real property owned or leased (as lessee) by the Operating Partnership or a Company Subsidiary, in each case having a fair market value in excess of $10,000,000 (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as “Company Property” and collectively referred to herein as the “Company Properties”) .

                                         (b) The Operating Partnership or a Company Subsidiary owns fee simple title or leasehold title (as applicable) to each of the Company Properties, in each case, free and clear of Liens, mortgages or deeds of trust, claims against title, charges that are Liens or other encumbrances on title, rights of way, restrictive covenants, declarations or reservations of an interest in title (collectively, “Encumbrances ”), except for the fol- lowing (collectively, the “Permitted Title Exceptions”): (i) Encumbrances relating to debt obligations reflected in the Company’s financial statements and the notes thereto (including with respect to debt obligations which are not consolidated), (ii) Encum- brances that result from any statutory or other Liens for Taxes or assessments that are not yet due or delinquent or the validity of which is being contested in good faith by appro- priate proceedings; (iii) any Material Contracts (only to the extent that the same encum- bers or affects title to real property), or leases to third parties for the occupation of por- tions of the Company Properties by such third parties in the ordinary course of the busi- ness of the Company or the Operating Partnership, (iv) Encumbrances imposed or prom- ulgated by Law or any Governmental Entity, including zoning regulations, (v) Encum- brances disclosed on existing title policies and current title insurance commitments or surveys made available to the Purchaser Parties, (vi) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar liens imposed by Law and incurred in the ordinary course of business and (vii) any other Encumbrances, limitations or title defects of any kind, if any, that, individually or in the aggregate, would not be material.

                                         (c) The Company and the Operating Partnership have made available or will make available to the Purchaser Parties those policies of title insurance and cur- rent title insurance commitments relating to the Company Properties and that are set forth in Section 3.16(c) of the Company Disclosure Letter, and to the Company’s and the Op- erating Partnership’s Knowledge, no material claim has been made under any such pol- icy.

                                         (d) Section 3.16(d) of the Company Disclosure Letter lists as of the date hereof each material ground lease to which Company or any Company Subsidiary is party, as lessee or lessor, and each material reciprocal easement agreement, operating agreement or similar agreement affecting the ownership, use or occupancy of any Com-

pany Property (each, an “REA”) . Each such ground lease and REA is in full force and effect and is valid, binding and enforceable in accordance with its terms against the Company or a Company Subsidiary, as applicable, and, to the Knowledge of the Com- pany, against the other parties thereto. Neither the Company nor any Company Subsidi- ary, on the one hand, nor, to the Knowledge of Company, any other party, on the other hand, is in material default under any such ground lease or REA. All payments due under such ground leases or REAs have been made, and no additional payments for any past pe- riod are due and payable. No purchase option has been exercised under any such ground lease or REA, except purchase options whose exercise has been evidenced by a written document as described in Section 3.16(d) of the Company Disclosure Letter. The Com- pany and the Operating Partnership have made available to the Purchaser Parties a correct and complete copy of each such ground lease and REA and all amendments, modifica- tions, supplements, renewals, extensions and guarantees related thereto as of the date hereof. Each such ground lease and REA (together with all such documents made avail- able to the Purchaser Parties) constitutes the entire agreement with the other parties thereto such that there are no understandings, representations, warranties or promises not set forth in full therein.

     (e) Neither Company nor any Company Subsidiary is a party to any agreement relating to the management of any of the Company Properties by a party other than Company or any wholly owned Company Subsidiaries.

     (f) The Company and Operating Partnership have made available to the Purchaser Parties a correct and complete copy of each Material Lease and all amend- ments thereto. Each Material Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms, except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect. Except only as set forth in Section 3.16(f) of the Company Disclosure Letter, (i) no tenant is in arrears in the payment of rent, additional rent or any other material charges due under any Material Lease, or, to the knowledge of Company or any Company Subsidiary, is materially in default in the per- formance of any other obligations under the applicable Material Lease; (ii) there are no rent concessions (whether in form of cash contributions, work agreements, assumption of an existing tenant’s other obligations, or otherwise) or extensions of time whatsoever not reflected in the Material Leases; (iii) no tenant has an option to terminate its respective Material Lease except as provided in the Material Leases; (iv) to the knowledge of Com- pany, no bankruptcy or insolvency proceedings has been commenced (and is continuing) by or against any tenant under any Material Lease; and (v) to the Knowledge of the Com- pany, no tenant has any currently exercisable right to terminate any Material Lease as a result of sales or revenues generated by such tenant at the related leased premises failing to exceed specified threshold amounts specified in such Material Lease or any other agreement or document. “Material Lease” means for any Company Property any lease, and all amendments thereto, (A) to an “anchor tenant” occupying at least 200,000 square feet with respect to such Company Property or (B) that is one of the five largest leases with respect to such Company Property in terms of gross annual minimum rent. Section 3.16(f) of the Company Disclosure Letter sets forth each written offer or proposal which, if accepted by the Company or the relevant Company Subsidiary, would be a Material Lease.

     Section 3.17 Insurance. Section 3.17 of the Company Disclosure Letter sets forth a list that is correct and complete in all material respects of the insurance policies held by or for the benefit of the Company or any Company Subsidiary. The Company and all Company Subsidiaries maintain insurance coverage with insurers, or maintain self-insurance practices, in such amounts and covering such risks which in its good-faith judgment are reasonable for the business of the Company and the Company Subsidiaries (taking into account the cost and avail- ability of such insurance). There is no claim by the Company or any Company Subsidiary pend- ing under any such policies which (i) has been denied or disputed by the insurer and (ii) would constitute, individually or in the aggregate, a Company Material Adverse Effect. All such insur- ance policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by the Company or the Operating Partnership with respect to any such policy which has not been replaced on substan- tially similar terms prior to the date of such cancellation.

     Section 3.18 Material Contracts. Section 3.18 of the Company Disclosure Let- ter sets forth a list that is correct and complete in all material respects of each contract, arrange- ment, commitment or understanding (whether written or oral) to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound and (a) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S- K of the SEC) to be performed after the date of this Agreement that has not been filed or incor- porated by reference in the Company SEC Documents, (b) that materially restricts or purports to materially restrict the conduct of any material line of business by the Company or any of its Sub- sidiaries or, upon consummation of the transactions contemplated by this Agreement, will mate- rially restrict the conduct of any material line of business by Parent, the Company or any of their respective Subsidiaries or the ability of Parent, the Company or any of their respective Subsidiar- ies to engage in any line of business or (c) that, upon consummation of the transactions contem- plated by this Agreement, will subject any of the Company or any of its affiliates to any material exclusivity arrangements with or to a labor union or guild (including any collective bargaining agreement). Each contract, arrangement, commitment or understanding of the type described in this Section 3.18, together with any TIF-related agreements and material license or contract relat- ing to the Company Intellectual Property, whether or not set forth in the Company Disclosure Letter and including all contracts, arrangements, commitments or understandings filed or incor- porated by reference in the Company SEC Documents, is referred to in this Agreement as a “Material Contract”. Each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or any of its Subsidiar- ies, as applicable, and, to the Knowledge of the Company, with respect to the other parties thereto. Except as, individually or in the aggregate, is not material, (i) neither the Company nor any Company Subsidiary is and, to the Company’s Knowledge, no other party is, in material breach or violation of, or material default under, any Material Contract, (ii) none of the Company nor any Company Subsidiary has received notice of any material violation or breach of, or mate- rial default under, any such Material Contract by any of the other parties thereto and (iii) no event has occurred which would result in a material breach or violation of, or material default under, any Material Contract (in each case with or without notice or lapse of time or both).

     Section 3.19 Opinion of Financial Advisor. The Company Board of Directors has received the opinion of J. P. Morgan Securities Inc. to the effect that, as of the date of this Agreement, the Per Share Cash Consideration to be paid to the holders of Company Common

Shares in the Merger is fair, from a financial point of view, to such holders. The Company shall make any such opinion received by it available to Parent promptly following execution of this Agreement.

     Section 3.20 Brokers. Except for Goldman, Sachs & Co. and J. P. Morgan Secu- rities Inc. (“Company Financial Advisors”), whose fees will be paid by the Company, there is no broker, investment banker, finder, intermediary or other Person that is entitled to any bro- ker’s, finder’s or other similar fee or commission in connection with the transactions contem- plated by this Agreement based upon arrangements made by or on behalf of the Company or the Operating Partnership. The Company has made available to Parent a correct and complete copy of all agreements between the Company or the Operating Partnership, on the one hand, and ei- ther of the Company Financial Advisors on the other hand, under which any Company Financial Advisor would be entitled to any payment in connection with the Merger or the transactions con- templated by this Agreement.

     Section 3.21 Inapplicability of Takeover Statutes and Certain Charter and By- law Provisions. The Company has taken all appropriate and necessary actions to exempt the Merger, the Partnership Merger, this Agreement and the other transactions contemplated hereby from the restrictions of Section 203 of the DGCL (the “Takeover Statute”) . No other “control share acquisition”, “fair price”, “moratorium” or other antitakeover Laws apply to the Merger, the Partnership Merger, this Agreement or the other transactions contemplated hereby. The Company and the Company Board of Directors have taken all appropriate and necessary actions to cause the Merger, the Partnership Merger, this Agreement and the other transactions contem- plated hereby to comply with or be exempted from any provision contained in the Company Charter, Company Bylaws or in the comparable organizational document of any Company Sub- sidiary that would otherwise prohibit, hinder or delay such transactions and render any and all limitations on ownership of (i) Company Common Shares as set forth in the Company Charter and (ii) the limited partner interests in the Operating Partnership as set forth in the Partnership Agreement, including the ownership limit (the “Ownership Limit”) set forth in Article XII of the Company Charter, inapplicable to the Merger, Partnership Merger, this Agreement and the other transactions contemplated hereby. The Takeover Statute, all such other Laws and all pro- visions contained in organizational documents of the Company or any Company Subsidiary re- ferred to in this Section 3.21, including the Ownership Limit, are hereinafter collectively referred to as “Defensive Measures”.

     Section 3.22 Registration Statement and Proxy Statement/Prospectus. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement/Prospectus will, at the time the Registration Statement becomes effective, at the time of mailing of the Proxy Statement/Prospectus, at the time of the Stockholder Meeting and at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Merger Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur that is required to be described in the Registration Statement or the Proxy Statement/Prospectus such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Company. The Proxy State-

ment/Prospectus will comply as to form in all material respects with the provisions of the Ex- change Act.

Section 3.23 Investment Company Act of 1940. None of the Company, the Op- erating Partnership and the other Subsidiaries of the Company is, or at the Merger Effective Time will be, required to be registered as an investment company under the Investment Com- pany Act of 1940, as amended.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

     Except as set forth in the disclosure letter, dated as of the date hereof and delivered to the Company in connection with the execution and delivery of this Agreement (the “Parent Disclosure Letter”), each Purchaser Party represents and warrants to the Company and the Operating Partnership as follows:

Section 4.1	Organization and Good Standing.

                         (a) Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the Province of Ontario, Canada. Parent has all requisite corporate power and authority and all necessary government approvals or licenses to own, lease, operate its properties, and to carry on its business as now being conducted, except where the absence thereof, individually or in the aggregate, is not material. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction (to the extent such concepts exist in such jurisdictions) in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, is not material.

                        (b) As of the date on which it executes this Agreement and as of the Closing Date, (i) each of Holdings and Purchaser Sub will be a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (ii) Parent or a wholly owned subsidiary of Parent will be the sole stockholder of Holdings and (iii) Holdings or a wholly owned subsidiary of Holdings will be the sole member of Purchaser Sub. As of the date on which it executes this Agreement and as of the Closing Date, each of Holdings and Purchaser Sub will have all requisite corporate or other company power and authority and all necessary government approvals or licenses to own, lease, operate its properties, and to carry on its business as now being conducted, except where the absence thereof, individually or in the aggregate, will not be material. As of the date on which it executes this Agreement and as of the Closing Date, each of Holdings and Purchaser Sub will be duly qualified or licensed to do business and will be in good standing in each jurisdiction (to the extent such concepts exist in such jurisdictions) in which the nature of the business it will be conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so quali-

fied or licensed or in good standing, individually or in the aggregate, will not be material. Since their respective dates of incorporation, Holdings and Purchaser Sub will not have been engaged in any activities or conducted any operations other than in connection with or as contemplated by this Agreement.

     (c) As of the date on which it executes this Agreement and as of the Closing Date, Purchaser LP will be a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware, and Purchaser Sub or a wholly owned subsidiary of Purchaser Sub will be the sole general partner of Purchaser LP. As of the date on which it executes this Agreement and as of the Closing Date, Pur- chaser LP will have all requisite partnership power and authority and all necessary gov- ernment approvals or licenses to own, lease, operate its properties, and to carry on its business as it will be conducted, except where the absence thereof, individually or in the aggregate, will not be material. As of the date on which it executes this Agreement and as of the Closing Date, Purchaser LP will be duly qualified or licensed to do business and will be in good standing in each jurisdiction (to the extent such concepts exist in such ju- risdictions) in which the nature of the business it will be conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, will not be material. Since the date of its formation, Purchaser LP will not have engaged in any activities or conducted any operations other than in connection with or as contem- plated by this Agreement.

     (d) Parent has heretofore made available to the Company complete and correct copies of the charter and bylaws of Parent, and, on the date on which they execute this Agreement, Parent will make available to the Company complete and correct copies of the charter, bylaws or other organizational documents of each other Purchaser Party, in each case as currently in effect. No dissolution, revocation or forfeiture proceed- ings regarding any of the Purchaser Parties have been commenced.

Section 4.2	Authority; No Violations.

     (a) As of the date on which any Purchaser Party executes this Agree- ment and as of the Closing Date, such Purchaser Party will have all requisite corporate or partnership power and authority to execute and deliver this Agreement, to performs its obligations hereunder and to consummate the transactions contemplated hereby, subject to the acceptance of the Company Certificate of Merger and the Partnership Certificate of Merger by the Delaware Secretary of State. The Board of Directors of Parent has duly and validly approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger. As of the date on which Purchaser Sub and Purchaser LP execute this Agreement and as of the Closing Date, each of the Board of Directors of Purchaser Sub, Parent, as sole stockholder of Purchaser Sub, and Purchaser Sub, as general partner of Purchaser LP, will have duly and validly approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Mergers. No other approval of any equity holder or governing body of any

Purchaser Party will be required to approve or adopt this Agreement or the transactions contemplated by this Agreement.

                   (b) As of the date on which any Purchaser Party executes this Agree- ment and as of the Closing Date, this Agreement will have been duly and validly exe- cuted and delivered by such Purchaser Party and, assuming due authorization, execution and delivery by the Company and the Operating Partnership, will constitute a legal, valid and binding obligation of such Purchaser Party, enforceable against such Purchaser Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                    (c) As of the date on which any Purchaser Party executes this Agree- ment and as of the Closing Date, the execution and delivery of this Agreement by such Purchaser Party will not, and the consummation of the transactions contemplated hereby and the performance of their obligations hereunder will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation, or result in the triggering of any payments or the loss of a benefit under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of such Purchaser Party or any of their Subsidiaries under, require the consent or approval of any third party or otherwise result in a detriment or default to such Purchaser Party or any of its Subsidiaries under, any provision of (i) the charter or organizational documents of such Purchaser Party or any of its Subsidiaries as amended or supple- mented, (ii) any loan or credit agreement or note, or any bond, mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise or license applica- ble to such Purchaser Party or any of its Subsidiaries, or to which its respective properties or assets are bound or any guarantee by such Purchaser Party or any of its Subsidiaries of any of the foregoing, (iii) any joint venture or other ownership arrangement or (iv) as- suming the consents, approvals, authorizations or permits and filings or notifications re- ferred to in Section 4.3 are duly and timely obtained or made, any Law or Order applica- ble to or binding upon such Purchaser Party or any of their Subsidiaries, or any of its re- spective properties or assets, other than, in the case of clauses (ii), (iii) and (iv), any such conflicts, violations, defaults, rights, Liens or detriments that, individually or in the ag- gregate, would not constitute a Parent Material Adverse Effect.

Section 4.3      Governmental Approvals and Notices. No consent, approval, order or authorization of, or registration, declaration or filing with, notice to or permit from, any Governmental Entity, is required by or on behalf of any Purchaser Party or any of their Subsidiaries in connection with the execution and delivery of this Agreement by any Purchaser Party or the consummation by any Purchaser Party of the transactions contemplated hereby and the performance of its obligations hereunder, except for: (a) the filing of the Company Certificate of Merger with, and the acceptance for record of the Company Certificate of Merger by, the Dela-ware Secretary of State; (b) the filing of the Partnership Certificate of Merger with, and the acceptance for record of the Partnership Certificate of Merger by, the Delaware Secretary of State; (c) such filings and approvals as may be required by any applicable state securities or “blue sky”

Laws; (d) such filings as may be required in connection with state or local transfer taxes; (e) any filings or notices required under the rules and regulations of the New York Stock Exchange; (f) compliance with any applicable requirements of laws, rules and regulations in other foreign ju- risdictions governing antitrust or merger control matters; (g) compliance with any applicable re- quirements of the HSR Act; and (h) any such other consent, approval, order, authorization, regis- tration, declaration, notice, filing or permit that the failure to obtain or make, individually or in the aggregate, would not constitute a Parent Material Adverse Effect.

     Section 4.4 Availability of Funds. Parent shall have available at the Merger Effective Time and Partnership Merger Effective Time, cash in an aggregate amount sufficient to pay the aggregate Merger Consideration and to enable the Purchaser Parties to perform their other respective obligations under this Agreement, including Parent’s obligations under Section 5.12 of this Agreement.

     Section 4.5 Brokers. Except for Credit Suisse Securities (USA) LLC, whose fees will be paid by Parent, there is no broker, investment banker, finder, intermediary or other Person that is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Purchaser Party.

     Section 4.6 Litigation. There is no litigation, arbitration, claim, investigation, suit, action or proceeding pending or, to the Knowledge of Parent, threatened against or affecting any Purchaser Party or any of its Subsidiaries, nor is there any Order outstanding against any Purchaser Party or any of its Subsidiaries, in each case which would reasonably be expected to, individually or in the aggregate, (i) cause any of the transactions contemplated by this Agree- ment, including the Merger and the Partnership Merger, to be rescinded following their con- summation or (ii) materially impair or delay the ability of any Purchaser Party to perform its ob- ligations hereunder or prevent the consummation by any of them of any of the transactions con- templated hereby.

     Section 4.7 Ownership of Company Common Shares or LP Units. As of the date of this Agreement, none of the Purchaser Parties nor any of its Subsidiaries “beneficially owns” or is a “beneficial owner” (within the meaning of the regulations promulgated under Sec- tion 13(d) of the Exchange Act) of, more than 1% of the outstanding shares of Company Com- mon Stock or LP Units.

Section 4.8	Investigation.

                  (a) Each Purchaser Party acknowledges and agrees that it has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities and prospects of the Company and its Subsidiaries, which investigation, review and analysis was conducted by such Purchaser Party and its Representatives. Each Purchaser Party acknowledges that it and its Representatives have been provided access to the personnel, properties, premises and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each Purchaser Party acknowledges that it has not relied on any factual representations of the Company or its Subsidi-

aries, or their respective Representatives, except for the specific representations and war- ranties of the Company set forth in Article III.

     (b)      Each Purchaser Party acknowledges and agrees that none of the Company, any of its Subsidiaries or any of their respective Representatives makes or has made any representation or warranty, either express or implied, as to the Company or any of its Subsidiaries or as to the accuracy or completeness of any of the information regard- ing the Company or any of its Subsidiaries (including materials furnished or made avail- able by the Company or its representatives in any “data rooms,” “virtual data rooms,” management presentations or projections, or in any other form (collectively, the “Com- pany Data Room”) provided or made available to Parent or its Representatives (except for the specific representations and warranties of the Company and the Operating Part- nership set forth in Article III), and none of the Company, the Operating Partnership or any of their respective Representatives shall have or be subject to any liability to any Purchaser Party or any other Person resulting from the distribution to such Person, or such Person’s use of or reliance on, any such information or any information, documents or material made available to any Purchaser Party or any other Person in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expecta- tion of, or in connection with, the transactions contemplated by this Agreement. Each of the Purchaser Parties specifically disclaims any reliance on any financial or operating projections or other forward-looking statements with respect to the Company, the Operat- ing Partnership, the Company Subsidiaries and their respective businesses that may have been provided to any of the Purchaser Parties or their Representatives in the course of due diligence and negotiations.

ARTICLE V
COVENANTS

Section 5.1 Conduct of Business by the Company.

        (a)       During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Merger Effective Time, except (i) as otherwise expressly provided by this Agreement, (ii) as otherwise required by applicable Law, (iii) as otherwise set forth in Section 5.1 of the Company Disclosure Letter or (iv) as con- sented to by Parent, the Company and the Operating Partnership shall, and shall cause each of the other Company Subsidiaries to: (A) carry on their respective businesses in the ordinary course, consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact in all material respects their respective business organization (including maintaining the status of the Company as a REIT within the meaning of the Code) and business relationships with third parties, (C) use commercially reasonable ef- forts to retain the services of their respective key officers and (D) ensure that the Defen- sive Measures are not and do not become applicable to the Merger, the Partnership Merger or any of the other transactions contemplated by this Agreement.

     (b)       Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the

Merger Effective Time, except (A) as otherwise expressly provided by this Agreement, (B) as otherwise required by applicable Law, (C) as otherwise set forth in Section 5.1 of the Company Disclosure Letter or (D) as consented to by Parent, the Company and the Operating Partnership shall not, and shall cause each of the other Company Subsidiaries to not, directly or indirectly:

     (i)      (A) declare, set aside for payment or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, shares, property or otherwise) in respect of, any of the Company’s shares of any class or series of its capital stock or the partnership interests, shares, stock or other equity interests in the Operating Partnership or any other Company Subsidiary, other than (1) regular, cash distributions pursuant to the terms of the Preferred Shares, (2) applicable distributions required to be paid to holders of Partnership Units, if any, or (3) dividends or distributions, declared, set aside or paid by any wholly owned Company Subsidiary to the Company or any Company Subsidiary that is, directly or indirectly, wholly owned by the Company and provided that the Company may make dividend payments to the extent required to maintain REIT status or to eliminate any U. S. federal income or excise tax liability, (B) split, combine or reclassify any shares, stock, partnership interests or other equity inter- ests or, except with respect to the issuance of Company Common Shares in con- nection with the exercise of Company Options or the vesting of other equity or equity-linked awards, in any case, outstanding or awarded as of the date of this Agreement, issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of such shares, capital stock, partnership interests or other equity interests or (C) purchase, redeem or otherwise acquire (except for (x) the redemption of LP Units for shares of Company Common Shares in accor- dance with the Partnership Agreement, (y) the repurchase of Series F Shares pur- suant to the terms thereof and (z) the repurchase of Company Common Shares for net vesting in connection with the exercise of Company Options or in connection with the vesting of other equity and equity-linked awards, in any case, outstanding or awarded as of the date of this Agreement, including the payment of the pur- chase price and any withholding tax associated therewith) any Company Common Shares, preferred stock, other equity interests or securities of the Company or the partnership interests, capital stock, other equity interests or securities of any Company Subsidiary or any options, warrants or rights to acquire, or security convertible into, Company Common Shares, preferred stock, other equity interest or securities of the Company or the partnership interests, capital stock or other equity interests in any Company Subsidiary;

     (ii)      (A) split, subdivide, consolidate, combine, classify or re- classify any unissued Company Common Shares, shares of capital stock, units, in- terests, any other voting, non-voting, convertible, exchangeable or redeemable se- curities (including LP Units or other partnership interests) or stock-based per- formance units of the Company or any Company Subsidiary; (B) authorize for is- suance, issue, deliver, sell, or grant Company Common Shares, shares of capital stock, units, interests, any other voting, non-voting, convertible, exchangeable or redeemable securities (including LP Units or other partnership interests) or stock-

based performance units of the Company or the Company Subsidiaries, (C) au- thorize for issuance, issue, deliver, sell, or grant any option or other right in re- spect of, any Company Common Shares, shares of capital stock, units, interests, any other voting or redeemable securities (including LP Units or other partnership interests), or stock-based performance units of the Company or any Company Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, units, interests, voting securities or convertible or re- deemable securities or (D) amend or waive any option to acquire Company Common Shares (except, with respect to the foregoing clause (A), (B) and (C), (1) as required under the Partnership Agreement as in effect on the date hereof, (2) as required by the terms of the Series F Shares as in effect on the date hereof, (3) in connection with the exercise of Company Options or the vesting of other equity or equity-linked awards outstanding or awarded as of the date hereof and (4) in con- nection with the exchange of Partnership Units for Company Common Shares in accordance with the Partnership Agreement), or the issuance of Partnership Units or Company Common Shares on the exercise of stock options or the issuance of Company Common Shares upon the vesting of restricted shares not theretofore outstanding;

     (iii)      amend the Company Charter or the Company Bylaws, or any other comparable charter or organizational documents of any Company Sub- sidiary or amend or modify the terms of any equity or debt securities issued by the Company or any Company Subsidiary (other than those held by the Company or any wholly owned Company Subsidiary);

     (iv)      (A) merge, consolidate or enter into any other business combination transaction with any Person, other than wholly owned Company Subsidiaries, (B) acquire (by merger, consolidation or other acquisition) any cor- poration, partnership or other entity other than wholly owned Company Subsidiar- ies or, in any manner outside the ordinary course of business, any material amount of assets, (C) purchase any equity or debt interest in, or make any debt or equity investment in, or purchase all or substantially all of the assets of, any Person (other than any wholly owned Subsidiary of the Company) or any division or business thereof;

     (v)      except for draws under its existing line(s) of credit and un- der the Credit Agreement, incur any indebtedness for borrowed money in excess of $25 million;

     (vi)      sell, mortgage, subject to Lien other than Permitted Title Exceptions (or, in the case of an involuntary Lien, fail to take commercially rea- sonable action within the earlier of (x) thirty (30) days after receiving notice thereof and (y) ninety (90) days of the creation thereof to have such Lien re- moved), lease (other than leases as landlord or sublessor in the ordinary course of business that are not leases for space in excess of 50,000 square feet) or otherwise dispose of any of the Company Properties or any other material asset of the Com- pany or any Company Subsidiary, including by the disposition or issuance of eq-

uity securities in an entity that owns a Company Property or such material asset, except pursuant to a binding sales contract in existence on the date of this Agree- ment or in connection with the incurrence of indebtedness permitted hereunder;

     (vii)      (A) assume or guarantee the indebtedness of another Person (other than a Company Subsidiary), (B) make any loans, advances, capital contri- butions or investments in any other Person (other than a Company Subsidiary) or (C) pledge, grant a security interest or other Lien in, or otherwise encumber shares of capital stock or securities of the Company or any Company Subsidiary other than in connection with the incurrence of indebtedness permitted hereunder;

     (viii)       except as required by Law, make, change or rescind any material Tax election, amend any material Tax Return, or settle or compromise any material federal, state, local or foreign income Tax liability, audit, claim or assessment, or enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund (except to the ex- tent necessary or appropriate to preserve the Company’s status as a REIT or to preserve the status of any Company Subsidiary as a partnership, “qualified REIT subsidiary” or “taxable REIT subsidiary” for U. S. federal income tax purposes (in which case, the Company or the Operating Partnership, as the case may be, shall make such election in a timely manner and shall inform Parent of such election)); provided that nothing in this Agreement shall preclude the Company from desig- nating dividends paid by it as “capital gain dividends” within the meaning of Sec- tion 857 of the Code (with the prior written consent of Parent, which shall not be unreasonably withheld);

     (ix)       enter into any material Tax Protection Agreement, or take any action that would violate any Tax Protection Agreement or otherwise give rise to any material liability of the Company or any Company Subsidiary with re- spect thereto;

     (x)       change any of its methods, principles or practices of finan- cial accounting in effect, other than as required by GAAP or regulatory guide- lines;

     (xi)       except as required by applicable Law or the terms of any Company Employee Benefit Plan as in effect on the date hereof, (A) adopt, termi- nate, modify or amend any Company Employee Benefit Plan in such a manner as to increase the cost to the Company of maintaining such Company Employee Benefit Plan, or adopt any new employee benefit plan, incentive plan, severance agreement, bonus plan, compensation, special remuneration, retirement, health, life, disability, stock option or other plan, program, agreement or arrangement that would be a Company Employee Benefit Plan if it had been in existence on the date hereof, (B) grant any new Company SARs, Company Options, restricted shares or any other equity-based awards, (C) enter into any employment, sever- ance, change in control, tax gross-up, deferred compensation or other similar agreement or arrangement, or amend any such agreement or arrangement in such a manner as to increase the cost to the Company thereof, (D) grant any severance or termination pay, or any increase thereof, to any trustee, director, officer or employee, (E) establish, pay, agree to grant or increase any bonus, stay bonus, reten- tion bonus or any similar benefit under any plan, agreement, award or arrange- ment, (F) hire or terminate (other than for cause) any member of senior management or (G) increase any salary or bonus of any employee of the Company or any Company Subsidiary, other than, in the case of employees other than members of senior management, in the ordinary course of business consistent with past prac- tice;

     (xii)      except as expressly provided in Section 5.2, Section 5.3 and Section 5.4, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restruc- turing, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;

     (xiii)      other than in the ordinary course of business consistent with past practice, pay, discharge or satisfy any material liabilities or obligations other than the payment, discharge or satisfaction when due of liabilities reflected or reserved against in the Company Balance Sheet;

     (xiv)      terminate any Material Contract or enter into, modify, amend, renew or waive any right to terminate any Material Contract that would result in any Material Contract having a term in excess of twelve (12) months that is not terminable by the Company or a Company Subsidiary upon notice of thirty (30) days or less or that imposes payment or other obligations on the Company or any Company Subsidiary in excess of $5 million;

     (xv)      settle or compromise any material action, claim or proceeding brought against the Company or any Company Subsidiary (including in connection with the Restatement and Related Matters); provided, however, that Parent shall not unreasonably withhold, condition or delay its consent to any settlement or compromise of any action, claim or proceeding relating to, or involving allegations with respect to, this Agreement, the Merger, the Partnership Merger or the other transactions contemplated by this Agreement;

     (xvi)      fail to use commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by the Company or any Company Subsidiary, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums or less are in full force and effect; provided that neither the Company nor any Company Subsidiary shall obtain or renew any insurance (or re- insurance) policy for a term exceeding twelve (12) months;

     (xvii)      fail to comply promptly with all material requirements which applicable Law may impose on the Company or any Company Subsidiary;

     (xviii)      undertake a substantial or unusual expansion of any of its facilities or properties or an expansion that is out of the ordinary course of business consistent with prior practice or make a capital expenditure which is, individually or in the aggregate, in excess of the amount permitted under the Credit Agreement;

     (xix)      enter into any forward, swap, option or other derivative contract, agreement or commitment;

     (xx)      enter into any material contract, arrangement, understanding, commitment or other transaction between the Company or any Company Subsidiary and (i) any senior officer or director of the Company or any Company Subsidiary, (ii) any holder of record or, to the Knowledge of the Company, beneficial owner of 5% or more of the Company Common Shares or of 5% or more of the LP Units or (iii) any person who, to the Knowledge of the Company, is an Affiliate or associate (as defined in Rule 12b-2 under the Exchange Act) of any such officer, director, or beneficial owner;

     (xxi)      intentionally take any action or fail to take any action such that any of the representations and warranties of the Company and the Operating Partnership cease to be true and correct as of the Closing Date;

     (xxii)      (A) terminate, amend, modify, waive or grant any consent under any provision of any confidentiality or standstill or similar agreement, document or other instrument to which the Company, the Operating Partnership or any of the other Company Subsidiaries is a party (other than any to which Parent is a party), (B) fail to take commercially reasonable efforts to enforce to the fullest extent permitted under applicable law, the provisions of any such agree- ments, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction, or (C) modify, fail to enforce, or grant any waiver under the “Excess Stock” provisions of Article XII of the Company Charter;

     (xxiii)      other than payments to the Company Financial Advisors pursuant to written agreements in effect on the date hereof and made available to Parent as set forth in Section 3.20, pay any fees or reimburse any expenses of any counsel (other than for any actual or threatened litigation), financial advisors, accountants, consultants or other service professionals in connection with this Agreement, the Merger, the Partnership Merger or the Proxy Statement/Prospectus; or

     (xxiv)      agree to take or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.1(b) .

     To the extent that any action permitted to be taken by the Company or any Company Subsidiary under this Section 5.1(b) conflicts with a specific instruction given by Parent pursuant to Section 5.13, then such action shall be deemed not to be permitted hereunder. Notwithstanding anything herein to the contrary, the failure to perform by the Company its obligations under Section 5.1(b)(xvii) and Section 5.1(b)(xxi) shall not be (1) a condition to the Purchaser Parties’ obligation to effect the Mergers and to consummate the other transactions contemplated by this Agreement as set forth in Section 6.2(b), or (2) a basis on which Parent may terminate this Agreement under Section 7.1(d), in each case except to the extent that such failure to perform shall have resulted in, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.2 Preparation of Proxy Statement and Registration Statement; Stockholders’ Meeting.

     (a) As soon as practicable after the date hereof, (i) the Company and Parent shall prepare, and the Company shall file with the SEC, a proxy statement (the “Proxy Statement/Prospectus”) in preliminary form or such other form, statement or report as may be required under the federal securities laws relating to the Company Stockholders Meeting to be held in connection with the Merger to obtain the Company Stockholder Approval (which Proxy Statement/Prospectus shall be included as a prospectus in the Registration Statement described in clause (ii) below) and (ii) Purchaser Sub and Purchaser LP shall prepare and file with the SEC a registration statement on Form S-4 (or such other appropriate form) (the “Registration Statement”), in which the Proxy Statement/Prospectus will be included as a prospectus relating to the shares of Holdings Common Stock to be issued to holders of Company Common Shares or LP Units in the Merger or the Partnership Merger, and relating to the LP Units of the Surviving Partner- ship to be issued to holders of LP Units in the Partnership Merger, and, if required by the Securities Act, relating to the preferred units of limited liability company interests of the Surviving Company to be issued in the Merger pursuant to Section 2.6. Each of Parent, Purchaser Sub, Purchaser LP and the Company shall reasonably cooperate with each other in the preparation of the Proxy Statement/Prospectus and the Registration Statement and shall use commercially reasonable efforts to have the Proxy Statement/Prospectus cleared by the SEC and the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Each of the Company, Parent, Purchaser Sub and Purchaser LP shall notify the other parties promptly following the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional infor- mation and will supply the other parties with copies of all correspondence with the SEC with respect to the Proxy Statement/Prospectus and the Registration Statement, and will consult with the other parties and their counsel prior to making any response to the SEC with respect thereto. The Proxy Statement/Prospectus and the Registration Statement, and any supplement or amendment thereto, shall comply in all material respects with all applicable requirements of Law. If an event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the Registration State- ment, (A) Parent or the Company, as the case may be, shall promptly inform the other of such event, (B) the Company, Purchaser Sub or Purchaser LP, as the case may be, shall prepare and file with the SEC any such amendment or supplement to the Proxy State-

ment/Prospectus or the Registration Statement and (C) each of the Company, Parent, Purchaser Sub and Purchaser LP shall use commercially reasonable efforts to have any such amendment or supplement cleared or declared effective, as the case may be, as promptly as practicable after such filing. The Company agrees, as to itself, the Operating Partnership and the other Company Subsidiaries, that none of the information supplied by it, the Operating Partnership or any of the other Company Subsidiaries for inclusion or incorporation by reference in the Proxy Statement/Prospectus or the Registration Statement will, at the time the Registration Statement becomes effective, at the date of mailing of the Proxy Statement/Prospectus to stockholders of the Company and to holders of LP Units, at the time of the Company Stockholder Meeting and at the Merger Effective Time, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the agreement contained in this sentence shall not be applicable to any statements made or incorporated by reference in the Proxy Statement/Prospectus or the Registration Statement based on information supplied by or on behalf of any Purchaser Party or any of its Subsidiaries for inclusion or incorporation by reference therein. Each Purchaser Party agrees, as to itself and its Subsidiaries, that none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the time the Registration Statement becomes effective, at the date of mailing of the Proxy Statement/Prospectus to stockholders of the Company and to holders of LP Units, at the time of the Company Stockholder Meeting and at the Merger Effective Time, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the agreement contained in this sentence shall not be applicable to any statements made or incorporated by reference in the Proxy Statement/Prospectus or the Registration Statement based on information supplied by or on behalf of the Company, the Operating Partnership or any other Company Subsidiary for inclusion or incorporation by reference therein.

     (b) The Company will, as soon as practicable after the Registration Statement is declared effective, mail the Proxy Statement/Prospectus to its stockholders and to the holders of LP Units and duly call, give notice of, convene and hold the Company Stockholder Meeting for the purpose of obtaining the Company Stockholder Approval. Except as provided in the next sentence, the Company Board of Directors shall recommend to its stockholders that they approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Merger (the “Company Recom- mendation”), and the Proxy Statement/Prospectus shall include the Company Recommendation. Notwithstanding anything to the contrary in this Agreement, the Company Board of Directors shall be permitted to (i) not recommend to the Company stockholders that they provide the Company Stockholder Approval, (ii) withdraw or modify in a manner adverse to Parent or the other Purchaser Parties its recommendation to the Company stockholders that they give the Company Stockholder Approval or (iii) recommend any Superior Competing Transaction (each, a “Change in Recommendation”) if, in the case of (i), (ii) or (iii), a majority of the disinterested members of the Company Board of Directors determines, in their good faith judgment and after consultation with outside legal counsel and independent financial advisors, that the failure of the Company Board of Directors to effect such Change in Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law. The Purchaser Parties agree and acknowledge that the Company Board of Directors may (A) base the Company Recommendation on solely the Per Share Cash Consideration and not on the Stock Consideration, (B) may recommend that the Company stockholders make the Cash Election and not the Stock Election, or make no recommendation regarding the Stock Election, and (C) may recommend that the holders of LP Units make the Cash Election and not the Stock Election or the Roll-Over Election, or make no recommendation to the holders of LP Units, and that none of the foregoing clauses (A), (B) or (C) shall be a “Change in Recommendation” for purposes of this Agreement.

     (c) If on the date of the Company Stockholders Meeting or any subsequent adjournment thereof, the Company has not received proxies representing a suffi- cient number of Company Common Shares to approve the Merger, the Company may adjourn the Company Stockholder Meeting.

Section 5.3	No Solicitation of Transactions.

     (a) Subject to Section 5.4, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, none of the Company, the Operating Partnership or any other Company Subsidiary shall, nor shall it authorize or permit any of its officers, trustees, directors, employees, agents or representatives (including investment bankers, financial or other advisors, attorneys, brokers, finders or other agents) (such officers, trustees, directors, employees, agents and representatives, collectively, “Representatives ”) to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate (including by way of furnishing nonpublic information) any inquiries or the making of any proposal or offer that consti- tutes, or would reasonably be expected to result in, a Competing Transaction or (ii) enter into discussions or negotiations with, or provide any confidential information or data to, any Person relating to a Competing Transaction.

     (b) Subject to Section 5.4, from and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company and the Operating Partnership shall take, and shall cause the other Company Subsidiaries to take, all actions reasonably necessary to cause their respective Representatives to immediately cease any discussions or negotiations with any Person other than any Purchaser Party and its Representatives with respect to, or that would reasonably be expected to lead to, a Competing Transaction.

     (c) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall notify Parent, orally and in writing, immediately following receipt, of material terms and conditions of any written or oral proposal (including the identity of the parties) which any of the Company, the Operating Partnership or any of their respective Representatives may receive after the date hereof relating to a Competing Transaction and shall keep Par-

ent informed in all material respects and on a timely basis as to the status of and any material developments regarding any such proposal.

     (d) For purposes of this Agreement, a “Competing Transaction” means any of the following (other than the transactions expressly provided for in and to be effected pursuant to this Agreement): (i) any merger, reorganization, consolidation, share exchange, business combination, liquidation, dissolution, recapitalization or similar transaction involving the Company or the Operating Partnership or any other Significant Subsidiary of the Company; (ii) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of (x) 25% or more of the consolidated gross assets of the Company and the Company Subsidiaries, taken as a whole, (y) 25% or more of any class of voting securities of the Company or the Operating Partnership or any other Significant Subsidiary of the Company (or any debt or equity securities convertible into or exercisable or exchangeable for such amount of voting securities) or (z) 25% or more of any class of voting securities of the Company or the Operating Partnership or any other Significant Subsidiary of the Company (or any debt or equity securities convertible into or exercisable or exchangeable for such amount of voting securities) if such securities carry the right, contractually or otherwise, to appoint or designate any member or members of the Company Board of Directors; or (iii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 25% or more of any class of voting securities of the Company or the Operating Partnership.

     (e) For purposes of this Agreement, a “Superior Competing Trans- action” means a bona fide written proposal for a Competing Transaction, which proposal was not, directly or indirectly, the result of a breach of this Section 5.3, made by a third party (x) on terms that a majority of the disinterested members of the Company Board of Directors determines in their good faith judgment (based on the financial analysis and other advice of independent financial advisors and on the advice of independent legal advisors, and after giving effect to the payment of the Break-Up Fee and the Expenses pursuant to Section 7.2 and to the expected timing of the closing of the proposed Competing Transaction) to be more favorable to the Company Common Stockholders than the Merger Consideration (taking into account any changes to the Merger Consideration contemplated by Section 5.4(b)), (y) which is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) and (z) for which fi- nancing, to the extent required, is then fully committed or which, in the good faith judgment of a majority of such disinterested members (based on the advice of independent financial advisors), is reasonably capable of being timely financed by such third party.

     (f) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3 by any Representative, acting on behalf of the Company or any of its officers, trustees, directors or employees, shall be deemed to be a breach of this Agreement by the Company.

Section 5.4	Board Actions.

     (a) Notwithstanding Section 5.3 or any other provision of this Agreement to the contrary, following the receipt after the date hereof by the Company or any Company Subsidiary of a bona fide written proposal from a Person for a Competing Transaction that a majority of the disinterested members of the Company Board of Directors believes in good faith (after consultation with outside counsel and with independent financial advisors) constitutes or may reasonably be expected to result in a Superior Competing Transaction, and which proposal was not, directly or indirectly, the result of a breach of Section 5.3, but only to the extent required by the fiduciary obligations of the Company Board of Directors, as determined in good faith by a majority of the disinterested members thereof after receiving the advice of outside counsel, the Company Board of Directors may, directly or through any of its Representatives, (i) contact such Person and its Representatives for the purpose of clarifying the proposal and any material terms thereof and the capability of consummation, so as to determine whether the proposal for a Competing Transaction is reasonably likely to lead to a Superior Competing Transaction and (ii) if the Company Board of Directors determines in good faith following consultation with its legal and financial advisors that such proposal for a Competing Transaction is reasonably likely to lead to a Superior Competing Transaction, the Company Board of Directors may (directly or through its Representatives) (A) furnish nonpublic information with respect to the Company and the Company Subsidiaries to the Person that made such proposal pursuant to an appropriate confidentiality agreement (with confidentiality terms no less restrictive in the aggregate to the Person making such proposal than the Confidentiality Agreement dated May 9, 2006, between Parent and the Company) with such Person, (B) participate in discussions and negotiations with such Person regarding such proposal and (C) subject to Section 5.4(b), following receipt of a proposal for a Competing Transaction that the Company Board of Directors determines in good faith constitutes a Superior Competing Transaction, but prior to the Company Stockholder Approval, terminate this Agreement pursuant to, and subject to compliance with, Section 7.1(i) and Section 7.2(b)(iii). Nothing in this Agreement shall prevent the Company Board of Directors from (1) complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to a Competing Transaction, (2) issuing a “stop, look and listen” announcement, (3) complying with its disclosure obligations under U. S. federal or state law regarding a Competing Transaction or (4) taking any action that any court of competent jurisdiction orders the Company to take.

     (b) The Company Board of Directors shall not effect any Change in Recommendation or take any action referred to in Section 5.4(a)(ii)(C) unless the Com- pany Board of Directors has (i) given Parent at least three (3) Business Days’ notice of its intent to take such action and (ii) with respect to an action referred to in Section 5.4(a)(ii)(C) with respect to a Superior Competing Transaction, negotiated with Parent in good faith any amendment to this Agreement proposed by Parent and taken into account any such amendment entered into or to which Parent irrevocably covenants to enter into and for which all internal approvals of Parent have been obtained since receipt of such notice, in each case, prior to the end of such three-Business Day period, and such Superior Competing Transaction thereafter remains a Superior Competing Transaction.

Section 5.5 Access to Information; Confidentiality and Confidentiality Agreement.

     (a) The Company and the Operating Partnership shall, and shall cause each of the Company Subsidiaries to, afford to Parent, Purchaser Sub and Purchaser LP and their respective Representatives, reasonable access during normal business hours and upon reasonable advance notice during the period prior to the Merger Effective Time to all of their respective properties, offices, books, contracts, commitments, personnel and records (including the Company Data Room), and, during such period, the Company and the Operating Partnership shall, and shall cause each of the other Company Subsidiaries to, furnish reasonably promptly to Parent all information (financial or otherwise) con- cerning their respective business as Parent, Purchaser Sub and Purchaser LP may rea- sonably request. Notwithstanding the foregoing, the Company shall not be required by this Section 5.5 to provide Parent, Purchaser Sub, Purchaser LP or their respective repre- sentatives with (i) access to the properties of the Company or any Company Subsidiary for the purpose of invasive physical testing, (ii) any information that the Company rea- sonably believes it may not provide to any of the Purchaser Parties by reason of applica- ble Law or (iii) any information protected by attorney/client privilege.

     (b) Each of Parent, Purchaser Sub and Purchaser LP will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will otherwise comply with the terms of the letter agreement between the Company and Parent dated as of May 9, 2006 (as it may be amended, the “Confidentiality Agreement”), other than, for greater certainty, the “Standstill” provisions on page 3 thereof, which shall be of no force or effect after the date hereof.

Section 5.6 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reason- able efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, appropriate or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, as promptly as reasonably practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary, appropriate or ad- visable actions or nonactions, waivers, consents and approvals from Governmental Entities and other third parties and the making of all necessary, appropriate or advisable registrations, filings and notices and the taking of all reasonable steps as may be necessary to obtain an approval, waiver, consent or exemption from any Governmental Entity, (ii) the obtaining of all necessary, appropriate or advisable consents, approvals, waivers or exemptions from non-governmental third parties and (iii) the execution and delivery of any additional documents or instruments nec- essary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of this Agreement. The parties shall cooperate with each other and promptly prepare and file all necessary documentation, effect all applications, notices, petitions and filings (including, to the extent necessary, any notification required by the HSR Act), and shall use commercially reasonable efforts to obtain as promptly as practicable all permits, consents, ap- provals and authorizations of all third parties and Governmental Entities that are necessary, ap-

propriate or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all of the information relating to the Company, the Operating Partnership or the Purchaser Parties, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other ap- prised of the status of matters relating to completion of the transactions contemplated herein. Each of Parent and the Company shall use commercially reasonable efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement; provided, however, that no party shall be obligated to offer to divest, hold separate or restrict any assets or businesses; provided, further, that any such offer may be conditioned on the consummation of the Merger. Each of Parent and the Company shall not, and shall cause its respective Subsidiaries not to, engage in any action or transaction that would materially delay or materially impair the ability of the Com- pany, the Operating Partnership or any of the Purchaser Parties to consummate the Merger. With respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, Parent and the Company shall use their respective commercially reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be. Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any such consent or ap- proval will not be obtained or that the receipt of any such approval will be materially delayed. The Company shall use commercially reasonable efforts to assist Parent in obtaining financing for the Merger, the Partnership Merger and the other transactions contemplated hereby, including by (i) causing its senior executive officers to participate, at reasonable times and in a reasonable manner, in the preparation of offering circulars or private placement memoranda, in due dili- gence meetings and in the marketing and sale or any other syndication of any such financings, including any “roadshow” or other meetings with prospective investors or financial institutions in connection therewith, (ii) to the extent available, delivering such financial, statistical and other information concerning the Company and its Subsidiaries as may be reasonably requested by Parent in connection with such financings and (iii) causing its legal counsel to deliver any legal opinions reasonably requested by the providers of such financing or their counsel and its inde- pendent accountants to provide such comfort letters, consents and other services reasonably requested by such providers or their counsel.

Section 5.7	Tax Matters.

     (a) Parent, Holdings, Purchaser Sub, Purchaser LP, the Company and the Operating Partnership shall report the portions of the transactions contemplated hereby consisting of the Merger in accordance with the treatment contemplated by Sec-

tion 1.4 and each shall use its respective commercially reasonable efforts to cause such portions of such transactions to be so treated for U. S. federal income tax purposes.

          (b) Unless required by Law (as evidenced by the legal opinion of a na- tionally recognized U. S. law firm reasonably acceptable to Parent and the Company), neither Parent, Holdings, Purchaser Sub and Purchaser LP, on the one hand, nor the Company and the Operating Partnership, on the other hand, will take or omit to take any action, prior to the Merger Effective Time, that would jeopardize the Company’s status as a REIT under the Code or the status of the Operating Partnership as a partnership for purposes of Taxes for any period.

          (c) Unless prohibited by Law (as evidenced by the legal opinion of a nationally recognized U. S. law firm reasonably acceptable to Parent and the Company), and notwithstanding any other provision of this Agreement to the contrary, up to the Merger Effective Time, the Company, each Company Subsidiary and any Affiliate of any of them, shall be permitted to take or omit to take any action required to maintain the Company’s status as a REIT under the Code or the status of the Operating Partnership as a partnership for purposes of Taxes for any period. The Company shall provide Parent with prior written notice of its intention to take any such action or to omit to take any such action outside the ordinary course of business, and shall consult with Parent in good faith with respect to such action or omission.

          (d) Parent shall, with the Company’s good faith cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in con- nection with the transactions contemplated by this Agreement other than any such Taxes that are solely the responsibility of the holders of Company Common Shares, Company Preferred Shares or LP Units under applicable Law (together, with any related interest, penalties or additions to Tax, “Transfer and Gains Taxes”) . From and after the Merger Effective Time, Parent shall pay or cause to be paid all Transfer and Gains Taxes (other than any such Taxes that are solely the responsibility of the holders of Company Common Shares, Company Preferred Shares or LP Units under applicable Law) without deductions withheld from the Merger Consideration.

Section 5.8 Public Announcements. The Company, the Operating Partnership and Parent shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement or filing without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement or filing as may be required by Law or the applicable rules of any stock exchange if it has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement or filing is required to be released, filed or furnished pursuant to such Law.

Section 5.9	Employee Arrangements.

     (a) Continuing Benefits and Compensation. For a period of not less than one year commencing immediately following the Merger Effective Time, Parent shall, or cause the Surviving Company to, provide to each employee of the Company or any Company Subsidiary who is employed as of the Closing Date (each, a “Company Employee”) who remains employed by Parent, the Surviving Company, the Surviving Partnership after the Merger Effective Time compensation and employee benefits (other than equity-based compensation) that are, subject to Section 5.9(d), no less favorable, taken as a whole, than the compensation and employee benefits (other than retention, sale, stay, special bonus or other change in control payments or awards) provided immediately before the Merger Effective Time. During such period, Parent shall, or cause the Surviving Company to, honor in accordance with their terms all benefits and obligations under the Company Employee Benefit Plans, each as in effect on the date hereof.

     (b) Company Severance Policies. For a period of one year following the Closing Date, Parent shall, or shall cause the Surviving Company to, provide each Company Employee with severance payments and severance benefits in accordance with the policy set forth in Section 5.9(b) of the Company Disclosure Letter without any amendment to the terms of such policy during such one-year period, to the extent that any such Company Employee incurs a termination by his or her employer without cause or without good reason entitling such employee to severance under the terms of such policy; provided that nothing in this Section 5.9(b) shall be deemed to modify or limit the provisions of the severance agreements set forth in Section 3.12(a) of the Company Disclosure Letter (the “Severance Agreements”); provided, further that any transfer of an employee to Parent or any Subsidiary of Parent shall not give rise to any severance obligations on the part of Parent, the Company or any of their respective Subsidiaries except to the ex- tent expressly provided otherwise in any binding agreement between such employee and the Company or a Company Subsidiary.

     (c) Service Credit. Parent shall, or shall cause the Surviving Company, to, give each Company Employee full credit for such employee’s service with the Company and the Company Subsidiaries (and any predecessor employer for whom service is recognized by the Company and the Company Subsidiaries) for purposes of eligibility, vesting and benefit accruals (including for purposes of vacation and severance benefits), but not for purposes of benefit accruals under defined benefit pension plans, in each case under any benefit plans of the Surviving Company in which a Company Employee participates to the same extent recognized by the Company or any Company Subsidiary under a corresponding benefit plan immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

     (d) Waivers and Other Matters. Parent shall make reasonable efforts to (or to cause the Surviving Company to) (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Parent or the Surviving Company that provides health benefits in which Company Employees may be eligible to participate following the Closing Date, other than any limi-

tations that were in effect with respect to such employees as of the Closing Date under the analogous Company Employee Benefit Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible de- pendents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent or the Surviving Company in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability re- quirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Employee Benefit Plan prior to the Closing Date.

                   (e) Annual Bonus. Parent shall, or shall cause the Surviving Company to, pay a bonus for the year in which the Closing occurs prorated through the Closing Date (and based on the target bonus in effect for such year) to each Company Employee who is or would be eligible to receive an annual bonus under the Company’s annual bo- nus programs including the Performance Incentive Plan (who would meet the service requirements assuming continued participation in such Plan) pursuant to the terms thereof.

                   (f) Long-Term Incentive Plan. Parent acknowledges and agrees that the Company Board of Directors and/or the Executive Compensation Committee of the Company Board of Directors will terminate all long-term incentive plan performance cycles that have been commenced (and not otherwise paid) prior to the Closing Date, and that as of the Closing Date the Company shall pay out to all eligible participants a total of up to $5 million.

                   (g) No Amendment of ERISA Plan. Nothing in this Section 5.9 or elsewhere in this Agreement is intended to be or shall be construed as an amendment or modification of any benefit plan under or for purposes of ERISA.

                   (h) Consultant. After the date of this Agreement, the Company shall use commercially reasonable efforts to retain, as promptly as practicable and until the earlier of the termination of this Agreement and the Merger Effective Time, a management consultant reasonably acceptable to Parent on customary terms.

Section 5.10	Indemnification; Directors’ and Officers’ Insurance.

                   (a) In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative (each, an “Action”), in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Merger Effective Time, a director or officer of the Company (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to the negotiation, execution or performance of this Agreement, any agreement or document delivered in connection herewith, or any of the transactions contemplated hereby, from and after the Merger Effective Time, the Purchaser Parties and the Surviv- ing Company (together with the Company, the “Indemnitors”), shall jointly and severally indemnify and hold harmless, to the fullest extent that a Delaware corporation is permitted under applicable Law to indemnify its own directors and officers, each Indem- nified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settle- ment reasonably incurred or suffered by such Indemnified Party in connection with any such Action (collectively, “Indemnifiable Amounts”), and in the event of any such Action, if and to the extent the DGCL permits, the Indemnitors shall, to the fullest extent permitted by applicable Law, within twenty (20) days of written request, advance ex- penses incurred by an Indemnified Party in defending any such Action pending its final disposition.

     (b) The Indemnitors shall have the right to defend each Indemnified Party in any Action that may give rise to the payment of Indemnifiable Amounts here- under; provided, however, that the Indemnitors shall notify such Indemnified Party of any such decision to defend within thirty (30) calendar days of receipt of written notice of any such Action, and provided, further, that the Indemnitors shall not, without the prior written consent of such Indemnified Party, consent to the entry of any judgment against such Indemnified Party or enter into any settlement or compromise that (i) includes an admission of fault of such Indemnified Party or (ii) does not include, as an unconditional term thereof, the full release of such Indemnified Party from all liability in respect of such Action, which release shall be in form and substance reasonably satisfactory to such Indem- nified Party.

     (c) Notwithstanding Section 5.10(b), if in any Action to which an In- demnified Party is entitled to indemnification under Section 5.10(a), the Indemnitors fail to assume the defense of such Action in a timely manner, such Indemnified Party shall be entitled to be represented by separate legal counsel of such Indemnified Party’s choice at the expense of the Indemnitors; provided, however, that none of the Indemnitors shall be liable for any settlement effected without its prior written consent. For the avoidance of doubt, the obligations of the Indemnitors under this Section 5.10 shall continue after the Closing Date.

     (d) Any Indemnified Party wishing to claim indemnification under this Section 5.10, upon learning of any such Action, shall promptly notify the Company and, after the Merger Effective Time, the Surviving Company, thereof; provided, however, that the failure to so notify shall not affect the obligations of the Company and the Surviving Company except to the extent, if any, that such failure promptly to notify materially and adversely prejudices such party.

     (e) Parent, Purchaser Sub and Purchaser LP agree that all rights to in- demnification and contribution existing in favor of, and all exculpations and limitations of the personal liability of, the Indemnified Parties and all trustees, directors, officers and employees of the Company or any Company Subsidiary provided for in the Company Charter or the Company Bylaws or any organizational documents of the Company Subsidiaries, as well as indemnification agreements, as in effect as of the date hereof, with respect to matters occurring at or prior to the Merger Effective Time, including the Merger, shall continue in full force and effect in accordance with their terms. For a period of at least six (6) years after the Merger Effective Time, the Surviving Company shall, and Parent will cause the Surviving Company to, use commercially reasonable ef- forts to cause to be maintained in effect, with respect to any acts and omissions that oc- curred at or prior to the Merger Effective Time, directors’ and officers’ liability insurance coverage having the same or better terms and conditions as the directors’ and officers’ liability insurance coverage currently maintained by the Company; provided, however, that in satisfying such obligation, none of Parent or any Purchaser Subsidiary shall be obligated to pay premiums per annum in excess of 200% of the aggregate amount per annum that the Company and the Company Subsidiaries paid for such coverage in the last full fiscal year, which amount the Company has disclosed to Parent prior to the date hereof. Notwithstanding the foregoing, the Company may elect in lieu of the foregoing insur- ance, prior to the Merger Effective Time, to obtain and fully pay for a policy (providing coverage for the Indemnified Parties and such officers) with a claims period of at least six (6) years from the Merger Effective Time from an insurance carrier with the same or bet- ter credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope no less favorable than the Company’s existing policies with respect to matters existing or occurring at or prior to the Merger Effective Time, provided that the cost thereof does not exceed 300% of the aggregate amount per annum that the Company and the Company Subsidiaries paid for such coverage in the last full fiscal year. If such “tail” policy has been obtained by the Company prior to the Merger Effective Time, Parent and the Surviving Corporation shall maintain such policy in full force and effect for its full term and shall continue to honor the Com- pany’s obligations thereunder.

         (f) This Section 5.10 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent, the Company and the Surviving Company. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.10. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 5.10 that is denied by the Indemnitors, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification, then the Indemnitors shall pay such Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against the Indemnitors.

         (g) In the event that the Surviving Company (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that such continuing or surviving entity or transferee, as the case may be, assumes the obligations set forth in this Section 5.10.

Section 5.11 Tax Returns. After the Merger Effective Time, Parent shall prepare and file, or cause to be prepared and filed, all Tax
Returns required to be filed by the Com-

pany Subsidiaries for all periods with the applicable taxing authority on or before the due date (including extensions, if any) for filing such Tax Returns.

Section 5.12 Goldman Sachs Loan Assignment. Concurrently with the execu- tion of this Agreement, the Company, the Operating Partnership, Parent and certain of their re- spective Affiliates are entering into a Restated Credit and Guaranty Agreement (the “Credit Agreement”) . Parent shall use commercially reasonable efforts to purchase the Goldman Sachs Loan from Goldman Sachs Mortgage Company as promptly as practicable after the date hereof, and in any case by no later than January 31, 2007, for an amount equal to the par value of the Goldman Sachs Loan plus all accrued interest and fees (calculated as if the Goldman Sachs Loan were being repaid in full on the date of purchase), it being understood that, if Goldman Sachs Mortgage Company desires to use an assignment agreement in the form attached as Exhibit A or another assignment form containing terms and conditions no less favorable to Parent than those set forth in such form of assignment agreement, then Parent shall not be using its commercially reasonable efforts to purchase the Goldman Sachs Loan if it refuses to execute such assignment agreement because of the terms and conditions of such assignment agreement. The parties agree that the purchase of the Goldman Sachs Loan shall occur ten (10) Business Days after the Com- pany delivers notice requesting such purchase; provided that the conditions set forth in Section 3.1 of the Credit Agreement are satisfied. Parent agrees to use commercially reasonable efforts to satisfy such conditions. Notwithstanding anything to the contrary in this Agreement, none of the Company, the Operating Partnership or any of their respective Affiliates shall be required under this Agreement to take any action or not take any action if such action or omission would result in a breach of the Credit Agreement, or a Default or Event of Default (each as defined in the Credit Agreement), in each case, unless the Company, the Operating Partnership and its ap- plicable Affiliates shall have received a waiver under the Credit Agreement for such action or omission. In no event shall the Merger Consideration, the Partnership Merger Consideration or the consideration payable in respect of Preferred Shares, Preferred Units, Company Options, or Company SARs, or any other amounts payable pursuant to this Agreement be reduced for any amounts payable by Parent in respect of the Goldman Sachs Loan.

Section 5.13 Pre-Acquisition Restructuring.

                    (a) Parent may request by written notice given to the Company after the date hereof, but at least five (5) Business Days prior to the Closing Date (the “Parent Instructions”), that each of the Company and the Operating Partnership, as the case may be, shall, prior to the Closing Date, (w) transfer or cause to be transferred all of the stock, partnership interests or limited liability interests or other assets owned, directly or indirectly, by either of them or their respective Subsidiaries to one or more of their respective existing Subsidiaries or to direct or indirect Subsidiaries to be formed after the date hereof by one or both of them, including by way of contribution to such Subsidiaries, all in the manner (including in the order) and at the times specified in the Parent Instructions, (x) otherwise effect a restructuring of its business, assets, operations and Subsidiaries, including (A) making proper elections to treat certain Subsidiaries (i) as corporations, (ii) as partnerships and/or (iii) as REITs, for U.S. Federal income tax purposes, (B) merging

Subsidiaries into other Subsidiaries and (C) issuing securities to other Subsidiaries, all in the manner (including in the order) and at the times specified in the Parent Instructions ((w) and (x) being called the “Pre-Acquisition Restructuring”), (y) cooperate and cause its Representatives to cooperate with Parent and its advisers to determine the nature of the Pre-Acquisition Restructuring and the manner in which it most effectively could be implemented and (z) work cooperatively with Parent and prepare and execute all documen- tation (including any management agreements between the Company and/or its controlled Subsidiaries, and Parent or any of its Subsidiaries, and any amendments to any charter documents of any Company Subsidiary) and do all such other acts and things prior to the Merger Effective Time as are necessary or desirable to give effect to the Pre-Acquisition Restructuring. The Parent Instructions also may, at the option of Parent, require that Pur- chaser LP, rather than the Operating Partnership, be the surviving partnership in the Partnership Merger, in which case the Surviving Partnership shall be Purchaser LP for all purposes hereof and the parties hereto shall amend this Agreement, including the Recitals hereto and Section 1.4, to the extent necessary to give effect to such change.

     (b) Parent covenants and agrees that the Pre-Acquisition Restructuring shall (i) not delay or prevent the Closing, (ii) be implemented as close as possible to the last moment of the Business Day next preceding the Closing Date or, to the extent specified in the Parent Instructions, immediately prior to the Closing (but in any case only after Parent shall have waived or confirmed in writing to the Company that all conditions to the obligations of Parent to consummate the Closing (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied), (iii) not require the Company or the Operating Partnership or any of their Subsidiaries to take any action in contravention of any Law, (iv) not affect or modify in any respect the obligations of the Purchaser Parties under this Agreement and (v) except as set forth in the last sentence of this Section 5.13(b), not change or alter any of the consideration payable to the holders of Company Common Shares or LP Units in the Merger or the Partnership Merger, or change or alter any of the tax consequences of the Merger or the Partnership Merger to the holders of Company Common Shares or LP Units. Parent shall promptly upon request by the Company reimburse the Company and the Operating Partnership for all out-of-pocket costs to be incurred by either of them in connection with any actions taken by either of them in accordance with this Section 5.13 (including the fees and expenses of their Representatives). The Purchaser Parties shall, on a joint and several basis, indemnify and hold harmless the Company and the Operating Partnership and their respective Subsidiaries and each of their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with or as a result of taking such actions. Without limiting the foregoing, none of the representations, warranties or covenants of the Company and the Operating Partnership shall be deemed to apply to, or deemed breached or violated by, any of the transactions requested by Parent pursuant to this Section 5.13. The parties hereto acknowledge and agree that the Pre-Acquisition Re- structuring may change the consideration to be received in the Partnership Merger by any holders of any LP Units with respect to which a Roll-Over Election is made from units in the Surviving Partnership to units in one or more Subsidiaries of the Surviving Partnership that are limited partnerships; provided, however, that such Subsidiaries of the Surviving Partnership taken as a whole shall have substantially the same assets and liabilities

(other than obligations pursuant to any management agreement) that the Surviving Partnership would have had the Pre-Acquisition Restructuring not occurred.

     Section 5.14 Future Stockholder Litigation. Subject to any fiduciary duties of the board of directors of the Company, the Company and the Operating Partnership shall consult on a timely basis with Parent in the Company’s and the Operating Partnership’s defense in any stockholder litigation (other than any litigation where the interests of the Company or any of its Affiliates are adverse to those of Parent or any of its Affiliates) against the Company and any litigation (other than any litigation where the interests of the Company or any of its Affiliates are adverse to those of Parent or any of its Affiliates) by any holder of LP Units against the Com- pany or the Operating Partnership, in either case, relating to the transactions contemplated by this Agreement.

     Section 5.15 Comfort Letter. The Company shall use commercially reasonable efforts to cause to be delivered to Parent “comfort” letters of the Company’s independent public accountants, dated as of the date on which the Registration Statement shall become effective and as of the Merger Effective Time, and addressed to the respective Boards of Directors of the Company and Parent, in form and substance reasonably satisfactory to Parent and reasonably customary in scope and substance for letters delivered by independent public accountants in con- nection with transactions such as those contemplated by this Agreement. In the event that the “comfort” letter of the Company’s independent public accountants, dated as of the Merger Effec- tive Time, shall not be delivered to the Company, then, notwithstanding anything to the contrary in Article II, Parent shall not be obligated to allow the Company Common Shares to be con- verted into the Stock Consideration and instead all Stock Elections shall be deemed to be Cash Elections and the Private Holding Company Scenario shall be deemed in effect for all purposes of this Agreement.

     Section 5.16 Compliance with the Securities Act. The Company shall (i) not less than thirty (30) days prior to the date of the Company Stockholders Meeting, cause to be prepared and delivered to Parent a list identifying all Persons that, at the time of the Company Stockholder Meeting, in the Company’s reasonable judgment, may be deemed to be “affiliates” of the Company, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the “Rule 145 Affiliates”), and (ii) use commercially reasonable efforts to cause each Rule 145 Affiliate to deliver to Parent on or prior to the Merger Effective Time a written agreement in customary form reasonably acceptable to Parent, executed by such person.

Section 5.17 Notices of Certain Events.
The Company shall promptly notify Parent after receiving or becoming aware:

     (a) of any notice or other communication from any Person (i) alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or (ii) making allegations which, if true, would cause any representation or warranty made by it contained in this Agreement that is qualified as to “materiality” or “Company Material Adverse Effect” to be untrue or inaccurate in any respect or any such representation or warranty that is not so qualified to be untrue or inaccurate in any material respect;

     (b) of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

     (c) of any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened that relate to the consummation of the transactions contemplated by this Agreement; and

     (d) of any notice or Knowledge that (i) any representation or warranty made by it contained in this Agreement that is qualified as to “materiality” or “Company Material Adverse Effect” has become untrue or inaccurate in any respect or any such representation or warranty that is not so qualified has become untrue or inaccurate in any material respect; (ii) any party hereto has failed to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; or (iii) there has occurred any event that, individually or in the aggregate, is reasonably likely to cause a Company Material Adverse Effect;

provided, however, that the failure to perform by the Company of its obligations under this Section 5.17 shall not be a condition to (1) the Purchaser Parties’ obligation to effect the Mergers and to consummate the other transactions contemplated by this Agreement as set forth in Section 6.2(b), or (2) a basis on which Parent may terminate this Agreement under Section 7.1(d), in each case except to the extent that such failure to perform shall have resulted in, individually or in the aggregate, a Company Material Adverse Effect.

ARTICLE VI

CONDITIONS PRECEDENT

  Section 6.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the Company, the Operating Partnership and the Purchaser Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction (or, to the extent legally permissible, waiver) on or prior to the Closing Date of each of the following conditions:

     (a) Stockholder Approval. The Company Stockholder Approval shall have been duly obtained.

     (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger or the Partnership Merger under the HSR Act shall have expired or been terminated.

     (c) No Injunctions. No injunction or other Order issued by any court of competent jurisdiction preventing the consummation of the Merger or the Partnership Merger shall be in effect.

     (d) No Illegality. No statute, rule, regulation, order or decree of a Governmental Entity shall have been enacted, entered, promulgated and remain in effect that prohibits or makes illegal consummation of the Merger or the Partnership Merger.

               (e) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC and not been dismissed. All state securities or blue sky authorizations necessary to consummate the transactions contemplated hereby shall have been received.

 Section 6.2 Conditions to Obligations of Purchaser Parties. The obligations of the Purchaser Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement on the Closing Date are further subject to the satisfaction (or waiver by Purchaser) of each of the following conditions:

               (a) Representations and Warranties. (i) The representations and warranties of the Company and the Operating Partnership set forth in this Agreement shall be true and correct (without giving effect to any “materiality” or Company Material Adverse Effect qualifier therein), as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to constitute a Company Material Adverse Effect.

               (b) Performance of Covenants and Agreements. Each of the Company and the Operating Partnership shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Merger Effective Time.

               (c) Officer’s Certificate. Parent shall have received a certificate, signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company, stating that the conditions specified in Section 6.2(a) and Section 6.2(b) have been satisfied.

               (d) Tax Opinion. The Company shall have received a tax opinion of Hogan & Hartson LLP, tax counsel to the Company (or other nationally recognized tax counsel to the Company reasonably satisfactory to Parent), substantially in the form attached hereto as Exhibit B and dated as of the Closing Date, opining that the Company has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code for all taxable periods commencing with the Company’s taxable year ending December 31, 1997 through and including its taxable year ending on the Closing Date (determined without taking into account, or giving effect to, the Merger or the transactions contemplated by Section 5.13, and assuming for such purposes that the Company shall satisfy the applicable distribution requirements under the Code for the taxable year including the Closing Date). Such opinion shall be based, in part, on customary assumptions and customary factual representations and covenants of the Company and the Company Subsidiaries and, to the extent necessary, on prior opinions of the Company’s tax counsel.

          (e) Financial Condition. Within 10 Business Days of the filing by the Company of the September 30 10-Q with the SEC, the Company shall deliver to Parent true and correct updated (but still showing only amounts as of September 30, 2006) copies of each of the September 30 Contractual Commitments Schedule, the September 30 Working Capital Schedule and the September 30 Unconsolidated Debt Schedule, each certified as of such filing date by the Company’s Chief Executive Officer and Chief Financial Officer, and the aggregate changes in the updated schedules shall not constitute a Company Material Adverse Effect.

          (f) Material Adverse Effect. Since the date of this Agreement, there shall have occurred no changes, events or developments which, individually or in the aggregate, have had, or would reasonably be expected to have, a Company Material Adverse Effect.

          (g) Governmental Consents. The Company, the Operating Partnership and the Company’s other Subsidiaries shall have obtained all consents, authorizations, Orders, approvals, waivers and exemptions of Governmental Entities required, if any, in connection with this Agreement and the transactions contemplated hereby, unless the failure to receive any such consents, authorizations, Orders, approvals, waivers and exemptions would not reasonably be expected to result in a Substantial Detriment, and all such consents, authorizations, Orders, approvals, waivers and exemptions that have been obtained shall be on terms that, individually or in the aggregate, would not reasonably be expected to result in a Substantial Detriment.

          (h) No Governmental Litigation. There shall not be pending any suit, action or proceeding by any Governmental Entity challenging the acquisition by any of the Purchaser Parties of the Company, the Operating Partnership or any other Company Subsidiary or of any Company Common Shares, seeking to prohibit the consummation of the Merger or the Partnership Merger, or seeking any Order that would result in, or would reasonably be expected to result in, a Substantial Detriment.

    Section 6.3 Conditions to Obligations of the Company and the Operating Partnership. The obligations of the Company and the Operating Partnership to effect the Mergers and to consummate the other transactions contemplated by this Agreement on the Closing Date are further subject to the satisfaction (or waiver by the Company) of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent, Purchaser Sub and Purchaser LP set forth in this Agreement shall be true and correct (without giving effect to any “materiality” or Parent Material Adverse Effect qualifier therein), as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to constitute a Parent Material Adverse Effect.

                (b) Performance of Covenants and Agreements. Each of Parent, Purchaser Sub and Purchaser LP shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Merger Effective Time.

                (c) Officer’s Certificate. The Company shall have received a certificate, signed on behalf of Parent by an executive officer of Parent, stating that the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

     Section 7.1 Termination. This Agreement may be terminated at any time prior to the Merger Effective Time, whether before or after the Company Stockholder Approval is obtained, in accordance with any of the following:

(a)	Mutual Consent. By mutual written consent of the Company and
Parent;

(b)	Termination Date. By either the Company or Parent, if the Merger

Effective Time shall not have occurred on or prior to January 31, 2008 (the “Termination Date”); provided that (i) if the Merger Effective Time has not occurred by January 31, 2008, solely by reason of non-satisfaction of one or more of the conditions set forth in Section 6.1(b), Section 6.1(c) or Section 6.1(d), and all other conditions in Article VI have been satisfied (or, to the extent legally permissible, waived), other than those conditions that are by their nature to be satisfied on the Closing Date, then either the Company or Parent may extend the Termination Date one or more times up to and including April 30, 2008; and (ii) the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party if such party (or, in the case of Parent, the other Purchaser Parties or, in the case of the Company, the Operating Partnership) has breached in any material respect any of its obligations under this Agreement, and such breach has caused or resulted or substantially contributed to the failure of the Merger Effective Time to occur on or before the Termination Date;

                (c) Breach by Purchaser Party. By the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Purchaser Parties set forth in this Agreement, or if any representation or warranty of the Purchaser Parties shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or (b), as the case may be, would be incapable of being satisfied by the Termination Date, and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Company to Parent;

                (d) Breach by the Company or the Operating Partnership. By Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or the Operating Partnership set forth in this Agreement, or if any representation or warranty of the Company or the Operating Partnership shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or (b), as the case may be, would be incapable of being satisfied by the Termination Date, and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Parent to the Company;

     (e) Injunction. By either the Company or Parent, if any injunction or Order issued by any court of competent jurisdiction preventing the consummation of the Merger or the Partnership Merger shall have become final and nonappealable;

     (f) Merger Illegal. By either the Company or Parent, if there shall be any statute, rule, regulation, Order or decree of a Governmental Entity that prohibits or makes illegal the consummation of the Merger or the Partnership Merger, and such statute, rule, regulation, Order or decree shall have become final and nonappealable;

     (g) No Company Stockholder Approval. By either the Company or Parent if, upon a vote at the Company Stockholder Meeting (or any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained;

     (h) Change of Recommendation. By Parent, prior to the Company Stockholder Approval, if there shall have been a Change in Recommendation or if the Company Board shall have recommended any Competing Transaction; or

     (i) Superior Competing Transaction. By the Company, prior to the Company Stockholder Approval, if the Company Board of Directors, acting in compliance with Section 5.3 and Section 5.4, authorizes the Company to, and the Company does, enter into any definitive written agreement providing for a transaction that constitutes a Superior Competing Transaction; provided that, for the termination to be effective, the Company shall have prior to or simultaneously with such termination duly paid to Parent, or as directed by Parent, the Break-Up Fee and the Expenses pursuant to Section 7.2(b)(ii) .

A terminating party shall provide written notice of termination to the other parties specifying with reasonable particularity the basis for such termination. If more than one provision in this Section 7.1 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in this Section 7.1 for any such termination.

Section 7.2
Break-Up Fees and Expenses.

     (a) Except as otherwise specified in this Section 7.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense, except that out-of-pocket costs and expenses incurred in connection with printing and mailing the Proxy Statement/Prospectus and the Registration Statement shall be borne equally by Parent and the Company.

     (b) The Company and the Operating Partnership agree with the Purchaser Parties that:

            (i) (A) if Parent shall terminate this Agreement pursuant to Section 7.1(d) (Breach by the Company or the Operating Partnership) other than because of a material breach of Section 5.2 (Preparation of Proxy Statement and Registration Statement; Stockholders’ Meeting) or Section 5.3 (No Solicitation of Transactions), then the Company will pay to Parent, or as directed by Parent, 50% of the Break-Up Fee plus the Expenses on the Business Day immediately following such termination; and (B) if Parent shall terminate this Agreement pursuant to Section 7.1(d) (Breach by the Company or the Operating Partnership) because of a material breach of Section 5.2 (Preparation of Proxy Statement and Registration Statement; Stockholders’ Meeting) or Section 5.3 (No Solicitation of Transactions), then the Company will pay to Parent, or as directed by Parent, the BreakUp Fee plus the Expenses on the Business Day immediately following such termination;

            (ii) if Parent shall terminate this Agreement pursuant to Section 7.1(h) (Change of Recommendation), then the Company will pay to Parent, or as directed by Parent, the Break-Up Fee plus the Expenses on the Business Day immediately following such termination;

            (iii) if the Company shall terminate this Agreement pursuant to Section 7.1(i) (Superior Competing Transaction), then the Company will pay to Parent, or as directed by Parent, the Break-Up Fee plus the Expenses prior to or simultaneously with such termination;

            (iv) if either the Company or Parent shall terminate this Agreement pursuant to Section 7.1(b) (Termination Date) prior to the Company Stockholder Meeting being held or Section 7.1(g) (No Company Stockholder Approval), then the Company shall on the date of such termination pay to Parent, or as directed by Parent, an amount equal to the Expenses and, in addition, if (A) after the date hereof and prior to such termination, a Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) or any Representative of such Person or group on behalf of such Person or group has made or amended or modified any bona fide offer or proposal (including by way of press release) relating to a Competing Transaction, which offer or proposal has been publicly announced prior to the Company Stockholder Meeting and (B) within eighteen months from the date of such termination, the Company shall consummate a Competing Transaction with such Person or any other Person, then the Company shall pay to Parent, or as directed by Parent, promptly after consummating such Competing Transaction, an amount equal to the Break-Up Fee; and

            (v) if this Agreement is terminated for any other reason (other than by the Company pursuant to Section 7.1(c) (Breach by Purchaser Party)), then the Company will pay to Parent, or as directed by Parent, the Expenses on the date of such termination.

     (c) For purposes of this Agreement, the “Break-Up Fee” shall be an amount equal to (i) if this Agreement is terminated on or prior to March 1, 2007, $40,000,000 (forty million dollars), (ii) if this Agreement is terminated after March 1, 2007 and on or prior to April 15, 2007, $65,000,000 (sixty-five million dollars), (iii) if this Agreement is terminated after April 15, 2007 and on or prior to July 1, 2007, $95,000,000 (ninety-five million dollars) and (iv) if this Agreement is terminated after July 1, 2007, $125,000,000 (one hundred and twenty-five million dollars). Payment of the Break-Up Fee shall be made, as directed by Parent, by wire transfer of immediately available funds. In no event shall the Company be obligated to pay any amount under this Section 7.2 in excess of the sum of the Break-Up Fee applicable on the date of termination of this Agreement and Expenses.

     (d) For purposes of this Agreement, the “Expenses” shall be the cash amount necessary to fully reimburse Parent, Holdings, Purchaser Sub, Purchaser LP and their affiliates for all out-of-pocket fees and expenses incurred (whether or not billed) at any time (whether before or after the date hereof) prior to the termination of this Agreement by any of them or on their behalf in connection with the Merger, the Partnership Merger, the preparation of this Agreement, their due diligence investigation of the Company and the Operating Partnership and the transactions contemplated by this Agreement (including any currency or interest rate hedging activities in connection with the transactions contemplated hereby), including (x) all fees and expenses of counsel, investment banking firms or financial advisors (and their respective counsel and Representatives), accountants, experts and consultants to Parent, Purchaser, Purchaser LP or any of their affiliates in connection with the Merger, the preparation of this Agreement, their due diligence investigation of the Company and the Operating Partnership and the transactions contemplated by this Agreement and (y) all fees and expenses payable to banks, investment banking firms and other financial institutions (and their respective counsel and Representatives) in connection with arranging or providing financing for the Merger Consideration, the repayment of the Goldman Sachs Loan, the refinancing of any properties or assets of the Company or the Operating Partnership or any of the other transactions contemplated by this Agreement (the fees and expenses contemplated by this paragraph (d) being called, collectively, the “Expenses”); provided, however, that the aggregate amount of the Expenses to be paid by the Company under this Section 7.2 shall not exceed $25,000,000 (twenty-five million dollars).

     (e) The Company acknowledges that the agreements contained in paragraphs (b), (c) and (d) of this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, Purchaser Sub and Purchaser LP would not enter into this Agreement; accordingly, if the Company fails timely to pay any amount due pursuant to this Section 7.2, then the Company shall pay to Parent, Purchaser Sub and Purchaser LP all such amounts, together with interest on the amount of the fee at the prime or base rate of Citibank, N.A. from the date such payment was due under this Agreement through the date of payment, and, if, in order to obtain such payment, Parent, Purchaser Sub and Purchaser LP commence a suit that results in a judgment against the Company for any such amount, then the Company shall pay to Par-

ent, Purchaser Sub and Purchaser LP their costs and expenses (including attorneys’ fees) in connection with such suit.

     Section 7.3 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party hereto (or any of its directors, officers, partners, managers, employees, agents, legal and financial advisors or other representatives), except as provided in Section 5.5(b) (Confidentiality), Section 5.13(b) (Pre-Acquisition Restructuring), Section 7.2 (Break-Up Fees and Expenses), this Section 7.3 and Article VIII; provided, however, that nothing contained herein shall relieve any person of liability for fraud or a willful breach by a party of any of its obligations set forth in this Agreement or Parent’s failure to pay the Merger Consideration upon the satisfaction or waiver of the conditions to Closing set forth in Article VI.

     Section 7.4 Amendment. Subject to the provisions of applicable Law, at any time prior to the Merger Effective Time, this Agreement may be amended, modified or supplemented by the parties only by a written instrument executed and delivered by Parent and the Company, by action of their respective board of directors; provided, however, that, after the Company Stockholder Approval is obtained, no such amendment, modification or supplement shall be made that would require the approval of the Company Common Stockholders or partners of the Operating Partnership holding LP Units without obtaining such approval.

     Section 7.5 Extension; Waiver. At any time prior to the Merger Effective Time, the Company (on behalf of itself and the Operating Partnership) and Parent (on behalf of itself and the other Purchaser Parties) may (a) extend the time for the performance of any of the obligations or other acts of the Purchaser Parties (in the case of the Company) or the Company and the Operating Partnership (in the case of the Purchaser Parties), (b) waive any inaccuracies in the representations and warranties of the Purchaser Parties (in the case of the Company) or the Company and the Operating Partnership (in the case of the Purchaser Parties) contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions of the Purchaser Parties (in the case of the Company) or the Company and the Operating Partnership (in the case of the Purchaser Parties) contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of, or estoppel with respect to, those rights.

ARTICLE VIII

GENERAL PROVISIONS

     Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger Effective Time or the termination of this Agreement pursuant to the terms of this Agreement. This Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Merger Effective Time.

     Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and also made orally if so required pursuant to any Section of the Agreement) and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by express or overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

if to any of the Purchaser Parties, to:

Brookfield Asset Management Inc. BCE Place, Bay/Wellington Tower 181 Bay Street, Suite 300 Toronto, Ontario CANADA M5J 2T3 Fax: (416) 363-0061 Attention: Cyrus Madon

with a copy (which will not constitute notice) to:

Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Fax: (212) 839-5599 Attention: Scott M. Freeman

if to the Company or the Operating Partnership, to:

                           The Mills Corporation 5425 Wisconsin Avenue

                           Chevy Chase, Maryland 20815 Fax: (301) 968-7270

                           Attention: Mark Dorigan and Mary Ellen Seravalli

with copies (which will not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Fax: (212) 403-2000 Attention: Adam O. Emmerich

and to:

Hogan & Hartson LLP Columbia Square 555 Thirteenth Street, N.W. Washington, District of Columbia 20004-1109 Fax: (202) 637-5910 Attention: J. Warren Gorrell, Jr.

or to such other persons or addresses as may be designated in writing by the Person to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; on the next Business Day after deposit with an internationally recognized overnight courier, if sent by such a courier; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; or upon confirmation of successful transmission if sent by facsimile.

     Section 8.3 Interpretation. When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article or a Section of, or an Exhibit or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement: (i) the words “include,” “includes” or “including” and words of similar import shall be deemed to be followed by the words “without limiting the generality of the foregoing”; (ii) the words “hereof”, “herein” and “hereby” and words of similar import refer to this Agreement as a whole (including the Exhibits and Schedules hereto) and not to any particular provisions of this Agreement; (iii) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular and words of one gender shall be deemed to include the other gender; (iv) the word “or” shall not be exclusive; (v) provisions shall apply, when appropriate, to successive events and transactions; (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; (vii) all references to dollars or to “$” shall be references to United States dollars and (viii) all accounting terms shall have their respective meanings under GAAP applied on a basis consistent with the Company Balance Sheet.

     Section 8.4 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

     Section 8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile transmission of any signature and/or retransmission of any signature will be deemed the same as delivery of an original.

     Section 8.6 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and the instruments specifically referred to herein (including the Exhibits, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Except for

                      (a) the rights of the Company Common Stockholders to receive the Merger Consideration after the Merger Effective Time, (b) the rights of the holders of LP Units to receive the Partnership Merger Consideration after the Partnership Merger Effective Time, (c) the right of the Company and the Operating Partnership, on behalf of their respective stockholders and partners, to pursue damages (subject to Section 8.4) in the event of any Purchaser’s Party’s breach of any covenant or agreement contained in this Agreement; and (d) the provisions of Section 5.10 (Indemnification; Directors’ and Officers’ Insurance) and Section 5.13(b) (Pre Acquisition Restructuring), this Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 8.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

     Section 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties hereto; provided, that (i) Holdings, Purchaser Sub or Purchaser LP may assign, in their sole discretion, any of or all of their respective rights, interests and obligations under this Agreement to Parent or any wholly owned subsidiary of Parent and (ii) any Purchaser Party may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any Person providing any portion of the financing for the Merger, the Partnership Merger or the other transactions contemplated hereby (provided that Parent shall continue to be liable to perform all its obligations under this Agreement). Any purported assignment in violation of this Agreement will be void ab initio. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

     Section 8.9 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 8.10 Exhibits; Disclosure Letters. The Exhibits referred to herein and the Company Disclosure Letter, and all exhibits or attachments thereto, are intended to be and hereby are specifically made a part of this Agreement. Any matter set forth in any section or subsection of the Company Disclosure Letter shall be deemed to be a disclosure for all other sections or subsections of the Company Disclosure Letter (notwithstanding the absence of a specific cross-reference) to the extent that the applicability of such matter to such other section or subsec-

tion is reasonably apparent, but shall expressly not be deemed to constitute an admission by the Company or any of the Company Subsidiaries, or otherwise imply, that any such matter rises to the level of a Company Material Adverse Effect, constitutes a Material Contract, or is otherwise material for any purposes of this Agreement or the Company Disclosure Letter.

     Section 8.11 Mutual Drafting. The parties have participated jointly in negotiating and drafting this Agreement, and this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation in favor of or against any party by virtue of the authorship of any provision of this Agreement.

     Section 8.12 Jurisdiction; Venue. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY IN WILMINGTON, DELAWARE (OR IF SUCH COURT IS NOT AVAILABLE, ANY OTHER DELAWARE STATE COURT OR ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE) IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR

PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.2, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY APPLICABLE LAWS, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

     Section 8.13 Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE

IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER

VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

ARTICLE IX

CERTAIN DEFINITIONS

Section 9.1 Certain Definitions. For purposes of this Agreement:

“2005 10-K” means the Annual Report of the Company on Form 10-K for the year ended December 31, 2005.

“2006 10-K” means the Annual Report of the Company on Form 10-K for the year ended December 31, 2006.

“Accredited Investor” has the meaning assigned thereto by Rule 501(a) under the Securities Act.

“Action” is defined in Section 5.10(a) .

“Affiliate” of any Person has the meaning assigned thereto by Rule 12b-2 under the Exchange Act.

“Agreement” is defined in the Preamble.

“Balance Sheet Date” is defined in Section 3.6(c) .

“Break-Up Fee” is defined in Section 7.2(c) .

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive or-
der to be closed.

“Capitalization Date” is defined in Section 3.3(a) .

“Cash Election” is defined in Section 2.3(a) .

“Cash/Stock Election” is defined in Section 2.3(a) .

“Cash/Stock Election Form” is defined in Section 2.3(a) .

“Cash/Stock Election Deadline” is defined in Section 2.3(c) .

“Change in Recommendation” is defined in Section 5.2(b) .

“Closing” is defined in Section 1.2.

“Closing Date” is defined in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Share Certificate” is defined in Section 2.3(b) .

“Company” is defined in the Preamble.

“Company Balance Sheet” is defined in Section 3.6(c) .

“Company Board of Directors” is defined in Section 3.4(a) .

“Company Bylaws” is defined Section 3.1(a) .

“Company Charter” is defined in Section 3.1(a) .

“Company Certificate of Merger” means one or more certificates of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the DGCL.

“Company Common Shares” is defined in the Recitals.

“Company Data Room” is defined in Section 4.8(b) .

“Company Disclosure Letter” is defined in Article III.

“Company Employee” is defined in Section 5.9(a) .

“Company Employee Benefit Plan” is defined in Section 3.12(a) .

“Company Equity Plans” is defined in Section 2.7(a) .

“Company Financial Advisors” is defined in Section 3.20.

“Company Intellectual Property Rights” is defined in Section 3.14(b) .

“Company Material Adverse Effect” means any change, event, development or effect that has a material adverse effect on the business, assets, continuing results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole; pro-
vided, however, that no change or effect resulting from any of the following shall constitute, or be taken into account in determining whether there is or has been, a Company Material Adverse
Effect:

(i) changes in conditions affecting the real estate industry gen-
erally, the United States of America or the global economy;

(ii) general political, economic or business conditions or
changes therein (including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of
God);

(iii) general financial or capital market conditions, including in-
terest rates, or changes therein;

(iv) any changes in applicable Law, rules, regulations, or
GAAP or other accounting standards, or authoritative interpretations thereof, after the date of this Agreement;

(v) the negotiation, execution, announcement or performance
of this Agreement or the performance or consummation of the transactions con-
templated hereby, including a decline in the share price of Company Common
Stock resulting therefrom, any litigation resulting therefrom, or the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, inves-
tors, joint venture partners or employees;

(vi) any action or omission required pursuant to the terms of this Agreement, or pursuant to the express written request of Parent, or any action otherwise taken by any Purchaser Party;

(vii) a decrease in the market price of the Company Common
Shares; provided that the exception in this clause (vii) shall not prevent or other-
wise affect a determination that any change or effect underlying such a decrease in market price has resulted in, or contributed to, a Company Material Adverse
Effect; or

(viii) any matter set forth in the Company Disclosure Letter, in-
cluding the Restatement and Related Matters;

which, in the case of each of clauses (i), (ii), (iii) and (iv) do not affect the business, assets, con-
tinuing results of operations or financial condition of the Company and the Company Subsidiar-
ies, taken as a whole, in a materially disproportionate manner relative to other participants in the real estate industry.

“Company Options” is defined in Section 2.7(a) .

“Company Permits” is defined in Section 3.9(a) .

“Company Property” is defined in Section 3.16(a) .

“Company Recommendation” is defined in Section 5.2(b) .

“Company SARs” is defined in Section 2.7(a) .

“Company SEC Documents” is defined in Section 3.6(a) .

“Company Stockholder Approval” is defined in Section 3.4(c) .

“Company Stockholder Meeting” is defined in Section 3.4(a) .

“Company Subsidiary” means the Operating Partnership and each other Sub-
sidiary of the Company; provided, however, the entities disclosed in Section 9.1 of the Company
Disclosure Letter shall not be Subsidiaries of the Company for purposes of this Agreement.

“Competing Transaction” is defined in Section 5.3(d) .

“Confidentiality Agreement” is defined in Section 5.5(b) .

“Credit Agreement” is defined in Section 5.12.

“Delaware Secretary of State” means the Secretary of State of the State of
Delaware.

“Defensive Measures” is defined in Section 3.21.

“DGCL” is defined in Section 1.1(a) .

“Dissenting Shares” is defined in Section 2.1(a)(ii) .

“Dissenting Stockholder” is defined in Section 2.8.

“DLLCA” is defined in Section 1.1(a) .

“DRULPA” is defined in Section 1.1(b) .

“Electing Holder” is defined in Section 2.5(b) .

“Eligible Holder” is defined in Section 2.5(c) .

“Encumbrances” is defined in Section 3.16(b) .

“Environmental Laws” is defined in Section 3.15(a) .

“Environmental Permits” is defined in Section 3.15(b) .

“Environmental Property Transfer Act” means any applicable Law that re-
quires any notification or disclosure of any environmental matter because of the transfer, sale, lease or closure of any property, including but not limited to, any so-called “Environmental
Cleanup Responsibility Acts” or “Responsible Property Transfer Acts.”

“ERISA” is defined in Section 3.12(a) .

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” is defined in Section 3.5.

“Exchange Agent” is defined in Section 2.10(a) .

“Exchange Fund” is defined in Section 2.10(a) .

“Exchange Ratio” is defined in Section 2.1(a)(ii) .

“Expenses” is defined in Section 7.2(d) .

“GAAP” means United States generally accepted accounting principles.

“Goldman Sachs Loan” means the Company’s Senior Secured Term Loan Facil-
ity pursuant to the Credit and Guaranty Agreement, dated as of May 19, 2006, among the Oper-
ating Partnership, as borrower; the Company, as parent; certain Subsidiaries of the Company, as guarantors; various lenders; and Goldman Sachs Mortgage Company, as administrative agent, collateral agent, lead arranger and syndication agent.

“Governmental Entity” is defined in Section 2.10(f) .

“GP Units” is defined in Section 3.3(b) .

“Guarantee of Delivery” is defined in Section 2.3(c) .

“Hazardous Materials” is defined in Section 3.15(a) .

“Holdings” is defined in Section 1.5(a) .

“Holdings Common Stock” is defined in Section 2.1(b) .

“HSR Act” is defined in Section 3.5.

“Indemnifiable Amounts” is defined in Section 5.10(a) .

“Indemnified Parties” is defined in Section 5.10(a) .

“Indemnified Party” is defined in Section 5.10(a) .

“Indemnitors” is defined in Section 5.10(a) .

“Intellectual Property” is defined in Section 3.14(b) .

“IRS” is defined in Section 3.11(a) .

“Joint Ventures” is defined in Section 3.6(h) .

“Knowledge”, or any similar expression, shall mean (a) with respect to the Com-
pany (or any Company Subsidiaries), the actual knowledge, as of the date hereof, of the persons set forth on Exhibit C; and (b) with respect to Parent (or any of its Subsidiaries), the actual knowledge, as of the date hereof, of the persons set forth on Exhibit D.

“Law” means any Federal, state, local or foreign statute, law, regulation, permit, license, approval, authorization, rule, ordinance or code of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Letter of Transmittal” is defined in Section 2.3(b) .

“Liens” is defined in Section 3.2(b) .

“LP Unit” is defined in the Recitals.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, including those arising under any
Law, those arising under any contract, agreement, commitment, instrument, permit, license, fran chise or undertaking and those arising as a result of any act or omission.

“Material Contract” is defined in Section 3.18.

“Material Lease” is defined in Section 3.16(f) .

“Maximum Holdings Common Share Amount” means that number of shares of
Holdings Common Stock equal to 20% of the issued and outstanding Holdings Common Stock, determined on a pro forma basis on the Closing Date after giving effect to the Merger and the
Partnership Merger and the Cash/Stock Elections received in respect of Company Common
Shares, LP Units and Company Options on or before the Closing Date.

“Merger” is defined in Section 1.1(a) .

“Merger Consideration” is defined in Section 2.1(a)(ii) .

“Merger Effective Time” is defined in Section 1.3.

“Mergers” is defined in Section 1.1(b) .

“Minimum Holdings Common Share Amount” means that number of shares of
Holdings Common Stock equal to 10% of the issued and outstanding Holdings Common Stock, determined on a pro forma basis on the Closing Date after giving effect to the Merger and the
Partnership Merger and the Cash/Stock Elections received on or before the Closing Date in re-
spect of Company Common Shares, LP Units and Company Options.

“Mirror Series B Units” is defined in Section 2.6(a) .

“Mirror Series C Units” is defined in Section 2.6(a) .

“Mirror Series E Units” is defined in Section 2.6(a) .

“Mirror Series F Units” is defined in Section 2.6(a) .

“Mirror Series G Units” is defined in Section 2.6(a) .

“Mirror Units” is defined in Section 1.5(d) .

“New Partnership” is defined in Section 2.5(a) .

“Non-Election” is defined in Section 2.3(e) .

“NYSE” is defined in Section 2.3(c) .

“Operating Partnership” is defined in the Preamble.

“Order” means any award, judgment, injunction, consent, ruling, decree or order
(whether temporary, preliminary or permanent) issued, adopted, granted, awarded or entered by any Governmental Entity or private arbitrator of competent jurisdiction.

“Out-of-the-Money Option” is defined in Section 2.7(b) .

“Ownership Limit” is defined in Section 3.21.

“Parent” is defined in the Preamble.

“Parent Disclosure Letter” is defined in Article IV.

“Parent Instructions” is defined in Section 5.13(a) .

“Parent Interest” is defined in Section 2.1(d) .

“Parent Material Adverse Effect” means any change or effect that would mate-
rially impair the ability of any Purchaser Party to timely consummate the transactions, or per-
form any of its other obligations, contemplated by this Agreement.

“Partnership Agreement” means the Limited Partnership Agreement, dated as
April 21, 1994, of the Operating Partnership, as in effect on the date hereof.

“Partnership Certificate of Merger” means one or more certificates of merger with respect to the Partnership Merger, containing the provisions required by, and executed in accordance with, the DRULPA.

“Partnership Merger” is defined in Section 1.1(b) .

“Partnership Merger Consideration” is defined in Section 2.2(a)(ii) .

“Partnership Merger Effective Time” is defined in Section 1.3.

“Partnership Unit” is defined in Section 3.3(b) .

“Permitted Title Exceptions” is defined in Section 3.16(b) .

“Per Share Cash Consideration” is defined in Section 2.1(a)(ii) .

“Person” means an individual, corporation, partnership, limited liability com-
pany, joint venture, association, trust, unincorporated organization or other entity.

“Pre-Acquisition Restructuring” is defined in Section 5.13(a) .

“Preferred Shares” is defined in Section 3.3(a) .

“Preferred Units” is defined in Section 3.3(b) .

“Private Holding Company Scenario” is defined in Section 2.5(a) .

“Proxy Statement/Prospectus” is defined in Section 5.2(a) .

“Public Holding Company Scenario” is defined in Section 2.5(a) .

“Purchaser LP” is defined in Section 1.5(c) .

“Purchaser Parties” means Parent, Holdings, Purchaser Sub and Purchaser LP.

“Purchaser Sub” is defined in Section 1.5(b) .

“Purchaser Subsidiary” means Purchaser Sub, Purchaser LP and each other
Subsidiary of Parent.

“REA” is defined in Section 3.16(d) .

“Registration Statement” is defined in Section 5.2(a) .

“REIT” is defined in Section 3.11(b) .

“Representatives” is defined in Section 5.3(a) .

“Restatement and Related Matters” means (a) the pending restatement of the
Company’s and the Operating Partnership’s historical financial statements described in the
Company SEC Documents, the associated delay in filing the Company’s and the Operating Part-
nership’s annual report on Form 10-K and quarterly reports on Form 10-Q, (b) the informal and formal investigations initiated by the SEC and described in the Company SEC Documents,
(c) the review of the Company’s and the Operating Partnership’s historical financial statements and transactions reflected therein by the audit committee of the Company Board of Directors and its counsel as described in the Company SEC Documents, (d) the independent review of the
Company’s and the Operating Partnership’s historical financial statements and transactions re-
flected therein by Ernst & Young LLP, the Company’s auditors and (e) litigation by certain holders of securities of the Company and the Operating Partnership relating to the foregoing mat-
ters.

“Roll-Over Election” is defined in Section 2.5(a) .

“Roll-Over Election Deadline” is defined in Section 2.5(b) .

“Roll-Over Election Form” is defined in Section 2.5(b) .

“Rule 145 Affiliates” is defined in Section 5.16.

“Sarbanes Oxley Act” is defined in Section 3.6(d) .

“SEC” is defined in Section 3.5.

“Securities Act” means the Securities Act of 1933, as amended.

“September 30 10-Q” means the Quarterly Report of the Company on Form 10-
Q for the period ended September 30, 2006.

“September 30 Contractual Commitments Schedule” is defined in Sec-
tion 3.6(g) .

“September 30 Unconsolidated Debt Schedule” is defined in Section 3.6(i) .

“September 30 Working Capital Schedule” is defined in Section 3.6(f) .

“Series B Shares” is defined in Section 3.3(a) .

“Series C Shares” is defined in Section 3.3(a) .

“Series D Shares” is defined in Section 3.3(a) .

“Series E Shares” is defined in Section 3.3(a) .

“Series F Shares” is defined in Section 3.3(a) .

“Series G Shares” is defined in Section 3.3(a) .

“Severance Agreement” is defined in Section 5.9(b) .

“Significant Subsidiary” means any Subsidiary of a Person that would constitute a “significant subsidiary” of such Person within the meaning of Rule 1-02 of Regulation S-X of the SEC.

“Stock Consideration” is defined in Section 2.1(a)(ii) .

“Stock Election” is defined in Section 2.3(a) .

“Stock Election Proration Factor” means a fraction (expressed as decimal with five digits to the right of the decimal point) the numerator of which shall be a number equal to the Maximum Holdings Common Share Amount and the denominator of which shall be the ag-
gregate number of shares of Holdings Common Stock that would be issued pursuant to all valid
Stock Elections made by all holders of Company Common Shares, LP Units and Company Op-
tions

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which (i) such Person, or its Subsidiary, is the general partner or manager, managing or operating member or otherwise controls or has the power to direct or manage the business operations of such corporation, partnership, limited li-
ability company, joint venture or other legal entity, or (ii) such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal en-
tity.

“Substantial Detriment” means a material adverse effect on the business, assets, continuing results of operations or financial condition of the Company and the Company Sub-
sidiaries, taken as a whole.

“Superior Competing Transaction” is defined in Section 5.3(e) .

“Surviving Company” is defined in Section 1.1(a) .

“Surviving Partnership” is defined in Section 1.1(b) .

“Takeover Statute” is defined in Section 3.21.

“Tax” or “Taxes” shall mean any and all taxes, charges, fees, levies and other as-
sessments, including income, gross receipts, excise, property, sales, withholding (including divi-
dend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, windfall or other profits, capital stock, employment, worker’s compensation, unemployment or compensation taxes, fees and charges, including estimated excise, ad valorem, stamp, value added, capital gains, duty or custom taxes, imposed by the United States or any taxing authority
(domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and similar charges of any kind (together with any and all interest, penalties, addi-
tions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.

“Tax Protection Agreement” shall mean any written or oral agreement to which the Company, the Operating Partnership or any other Company Subsidiary is a party pursuant to which: (a) any liability to holders of LP Units relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connec-
tion with the deferral of income Taxes of a holder of LP Units, the Company, the Operating
Partnership or any other Company Subsidiary has agreed to (i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, and/or (iv) only dispose of assets in a particular manner; and/or (c) limited partners of the Operating Partnership have guaranteed debt of the Operating Partnership.

“Tax Return” shall mean any return, declaration, report, claim for refund, or in-
formation return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” is defined in Section 7.1(b) .

“Third-Party Intellectual Property Rights” is defined in Section 3.14(b) .

“TIF” means tax increment financing obligations or other similar obligations.

“Transfer and Gains Taxes” is defined in Section 5.7(d) .

“Unitholder Letter of Transmittal” is defined in Section 2.3(b) .

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ Barry Blattman
Name: Barry Blattman
Title: Managing Partner

THE MILLS CORPORATION

By:	/s/ Mark S. Ordan
Name: Mark S. Ordan
Title: Chief Executive Officer and President

THE MILLS LIMITED PARTNERSHIP

By:	The Mills Corporation,
its General Partner

By:	/s/ Mark S. Ordan
Name: Mark S. Ordan
Title: Chief Executive Officer and President